Exhibit a.5

DUFF & PHELPS SELECTED UTILITIES INC.

Articles Supplementary creating one series of
Remarketed Preferred Stock

            DUFF & PHELPS SELECTED UTILITIES INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation by article fifth of its Charter, the Board of Directors has classified its preferred stock and has authorized the issuance of a series of 5,000 shares of its authorized preferred stock, par value $.001 per share, liquidation preference $100,000 per share, designated Remarketed Preferred Stock, Series I.

            SECOND:  The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such series of preferred stock are as follows:

DESIGNATION

            This series of 5,000 shares of preferred stock, par value $.001 per share, liquidation preference $100,000 per share plus premium, if any, resulting from the designation of a Premium Call Period (as herein defined), plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is designated "Remarketed Preferred Stock, Series I" and is referred to below as "RP"1. Each share of RP shall be issued on a date to be determined by the Board of Directors of the Corporation or a duly authorized committee thereof; have an Initial Dividend Payment Date (as herein defined) to be determined by the Board of Directors of the Corporation or a duly authorized committee thereof; and have such other redemption provisions, preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Charter applicable to preferred stock of the Corporation, as are set forth in Part I and Part II of these Articles Supplementary. Except as to Dates of Original Issue (as defined herein), Dividend Periods (as defined herein), Dividend Payment Dates (as defined herein), and redemption dates, if any, each share of RP shall be identical to every other share of RP.

PART I.

            1.            Definitions. Unless the context or use indicates another or different meaning or intent, the following terms shall have the following meanings, whether used in the singular or plural:

            "'AA' Composite Commercial Paper Rate," on any date, means (i) the Interest Equivalent of the rate on commercial paper placed for the number of days specified in the succeeding sentence on behalf of issuers whose corporate bonds are rated "AA" by S&P and "Aa" by
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1            Registered trademark of Merrill Lynch & Co., Inc.

Moody's, or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available by the Federal Reserve Bank of New York on a discount basis or otherwise for the Business Day immediately preceding such date, or (ii) if the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Remarketing Agent for the close of business on the Business Day immediately preceding such date.  In respect of any Dividend Period (or other period) of 98 or fewer days (determined without regard to any adjustment in the remarketing schedule in respect of non-Business Days, as provided herein), the "AA" Composite Commercial Paper Rate shall be as follows: if the number of days in such Dividend Period is (i) less than 8, the Interest Equivalent of the 5-day rate, (ii) 8 or more but less than 20, the Interest Equivalent of the 15-day rate, (iii) 20 or more but less than 49, the Interest Equivalent of the 30-day rate, (iv) 49 or more but less than 70, the Interest Equivalent of the 60-day rate, (v) 70 or more but less than 85, the arithmetic average of the Interest Equivalent of the 60-day and 90-day rates and (vi) 85 or more but less than 99, the Interest Equivalent of the 90-day rate. If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Dealers or, if none of the Commercial Paper Dealers quotes such a rate, by any Substitute Commercial Paper Dealer or Dealers selected by the Corporation to provide such rate or rates not being supplied by any Commercial Paper Dealer.

            "Accountant's Confirmation" has the meaning set forth in paragraph 8(a)(iii) of this Part I.

            "Adviser" means Duff & Phelps Investment Management Co., the Corporation's investment adviser.

            "Agent Member" means designated member of the Securities Depository that will maintain records for a Beneficial Owner of shares of RP that has identified such Agent Member in its Master Purchaser's Letter and that will be authorized and instructed to disclose information to the Remarketing Agent and the Paying Agent with respect to such Beneficial Owner.

            "Applicable Dividend Rate" means, with respect to the initial Dividend Period, the rate of cash dividend per annum established by the Board of Directors and, for each subsequent Dividend Period for each share of RP, means the rate of cash dividend per annum that (i) except for a Dividend Period commencing during a Non-Payment Period will be equal to the lower of the rate of cash dividend per annum that the Remarketing Agent advises results on the Dividend Reset Date preceding the first day of such Dividend Period from implementation of the remarketing procedures set forth in Part II hereof and the Maximum Dividend Rate or (ii) for each Dividend Period commencing during a Non-Payment Period, will be equal to the Non-Payment Period Rate.

            "Applicable Percentage" has the meaning set forth under "Maximum Dividend Rate" below.

            "Authorized Newspaper" means a newspaper of general circulation in the English language generally published on Business Days in The City of New York.

            "Beneficial Owner" means a person that has signed a Master Purchaser's Letter and is listed as the beneficial owner of one or more shares of RP in the records of the Paying Agent or, with respect to any share not registered in the name of the Securities Depository on the stock transfer books of the Corporation, the person in whose name such share is so registered.

            "Board of Directors" means the Board of Directors of the Corporation.

            "Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading, and is not a day on which banks in The City of New York are authorized or obligated by law to close.

            "Certificate of Minimum Liquidity" has the meaning set forth in paragraph 8(b)(i) of this Part I.

            "Charter" means the Articles of Incorporation, as amended, of the Corporation, including these Articles Supplementary, on file in the State Department of Assessments and Taxation of the State of Maryland.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commercial Paper Dealers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and such other Commercial Paper Dealer or Dealers as the Corporation may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

            "Common Stock" means the common stock, par value $.001 per share, of the Corporation.

            "Conventional Mortgage Pass-Through Certificate" means an instrument publicly issued in bearer or registered form, that is one of a class or series or by its terms is divisible into a class or series, and that is of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, evidencing (directly or indirectly) a proportional undivided interest in specified pools of whole loans that are secured by a valid first lien on each mortgagor's fee or leasehold interest in related mortgaged property (except for Permitted Tax Liens and other matters to which like properties are company subject which neither individually nor in the aggregate materially interfere with the benefits of the security intended to be provided by such mortgages or deeds of trust, and standard exceptions and exclusions in title insurance policies) on one- to four-unit primary residences (including, without limitation, owner-occupied attached or detached single-unit residences, one- to four-unit primary residences, condominiums, second/vacation homes and non-owner occupied residences) and with respect to which the Required Documentation is required to be held by a trustee or independent custodian, which mortgage loans are serviced pursuant to servicing agreements with servicers that have either expressed the intention to advance funds to meet deficiencies (to the extent such servicers reasonably believe such advances are recoverable) or provided for alternative credit enhancement in lieu thereof, and which instruments (a) have been rated AA or better by S&P or Aa or better by Moody's or (b) do not qualify pursuant to clause (a) above, but the inclusion of which in the Eligible Portfolio Property will not, in and of itself, impair, or cause the RP to fail to retain, the then-current ratings assigned to the RP by the Rating Agencies, as evidenced by letters to the Corporation to such effect from the Rating Agencies which letters shall be delivered to the Remarketing Agent and the Paying Agent at the time each such Conventional Mortgage Pass-Through Certificate is to be included in the Eligible Portfolio Property; provided that, a Conventional Mortgage Pass-Through Certificate shall be eligible for inclusion in the Eligible Portfolio Property as of any Valuation Date only if it continues to satisfy as of such Valuation Date the requirements of at least one of clauses (a) or (b) above, as the Corporation may confirm verbally or in writing, directly or indirectly, or by reference to publications of the Rating Agencies, by confirmation from a nationally recognized securities dealer having a minimum capitalization of $25 million or by such other means as the Rating Agencies shall approve.  The Remarketing Agent and the Paying Agent shall be entitled to rely on the representation of the Corporation contained in the RP Basic Maintenance Report with respect to any Valuation Date that, as of such Valuation Date, the Corporation has confirmed that the Conventional Mortgage Pass-Through Certificates included in the Corporation's Eligible Portfolio Property are within the scope of this paragraph.

            "Corporation" means Duff & Phelps Selected Utilities Inc., a Maryland corporation and the issuer of the shares of RP.

            "Date of Original Issue" means, with respect to any share of RP, the date on which the Corporation originally issues such share.

            "Debt Obligations" has the meaning set forth under "Utility Stocks" below.

            "Deposit Securities" means cash, U.S. Government Obligations and Short Term Money Market Instruments.  Except for purposes of determining compliance with the RP Basic Maintenance Amount, each Deposit Security shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

            "Discount Factor" means Discount Factor Supplied by Moody's or Discount Factor supplied by S&P, as the case may be.

            "Discount Factor Supplied By S&P" means, initially, for any asset held by the Corporation, the number set forth opposite such type of asset in the following table (it being understood that any asset held by the Corporation and not listed in the following table or in an amendment or supplement thereto shall have a Discounted Value of zero):

Discount Factor(1)
Type A Utility Bonds:	1.80
Type B Utility Bonds:	1.85
Type A Utility Stocks:	2.25
Type B Utility Stocks:	2.35
GNMA Certificates with fixed interest rates:	1.40
GNMA Certificates with adjustable interest rates:	1.40
FHLMC and FNMA Certificates with fixed interest rates:	1.50
FHLMC and FNMA Certificates with adjustable interest rates:	1.50
FHLMC Multifamily Securities:	1.50
FHLMC and FNMA Certificates with variable interest rates:	1.50
GNMA Graduated Payment Securities:	1.60
Conventional Mortgage Pass-Through Certificates (2):	1.55
U.S. Government Obligations having a remaining term to maturity of 90 days or less:	1.00
U.S. Government Obligations having a remaining term to maturity of more than 90 days but not more than five years:	1.28
U.S. Government Obligations having a remaining term to maturity of more than five years but not more than 10 years:	1.35
U.S. Government Obligations having a remaining term to maturity of more than 10 years but not more than 15 years:	1.40
U.S. Government Obligations having a remaining term to maturity of more than 15 years but not more than 30 years:	1.50
Cash and Short Term Money Market Instruments:	1.00

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(1)

In the case of Eligible Portfolio Property rated by Moody's but not rated by S&P, the  Discount Factor Supplied by S&P shall be the Discount Factor determined therefor in  writing by S&P.  Absent such written notification, the asset shall have a Discounted Value of zero.

(2)	In the event such asset is not rated AA or better by S&P, such asset shall have a Discounted Value of zero.

            Notwithstanding the foregoing, for so long as is required by S&P to maintain its then-current credit rating of the RP, the Discount Factor Supplied by S&P with respect to Eligible Portfolio Property sold pursuant to a reverse repurchase agreement with a remaining term to maturity of more than 25 days on the date of determination of the Discounted Value of such Eligible Portfolio Property shall be the then-current Discount Factor provided by S&P to the Corporation in writing for the purpose of such determination.

            The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial Discount Factor Supplied by S&P listed above applied to calculate the Discounted Value of any item of Eligible Portfolio Property or may specify from time to time a Discount Factor Supplied by S&P for any asset constituting Eligible Portfolio Property if the Board of Directors determines and S&P advises the Corporation in writing that such adjustment, modification, alteration, change or specification will not adversely affect S&P's then-current rating of the RP.

            "Discount Factor Supplied By Moody's" means, initially, for any asset held by the Corporation, the number set forth opposite such type of asset in the following table (it being understood that any asset held by the Corporation and not listed in the following table or in an amendment or supplement thereto shall have a Discounted Value of zero):

Discount Factor(1)
Type I Utility Bonds having a remaining term to maturity of one year or less:	1.20
Type I Utility Bonds having a remaining term to maturity of more than one year but not more than two years:	1.27
Type I Utility Bonds having a remaining term to maturity of more than two years but not more than three years:	1.32
Type I Utility Bonds having a remaining term to maturity of more than three years but not more than four years:	1.38
Type I Utility Bonds having a remaining term to maturity of more than four years but not more than five years:	1.44
Type I Utility Bonds having a remaining term to maturity of more than five years but not more than seven years:	1.53
Type I Utility Bonds having a remaining term to maturity of more than seven years but not more than ten years:	1.61
Type I Utility Bonds having a remaining term to maturity of more than ten years but not more than 15 years:	1.69
Type I Utility Bonds having a remaining term to maturity of more than 15 years but not more than 20 years:	1.76
Type I Utility Bonds having a remaining term to maturity of more than 20 years but less than 30 years:	1.79
Type II Utility Bonds having a remaining term to maturity of one year or less:	1.24
Type II Utility Bonds having a remaining term to maturity of more than one year but not more than two years:	1.31
Type II Utility Bonds having a remaining term to maturity of more than two years but not more than three years:	1.38
Type II Utility Bonds having a remaining term to maturity of more than three years but not more than four years:	1.44
Type II Utility Bonds having a remaining term to maturity of more than four years but not more than five years:	1.50
Type II Utility Bonds having a remaining term to maturity of more than five years but not more than seven years:	1.60
Type II Utility Bonds having a remaining term to maturity of more than seven years but not more than ten years:	1.70
Type II Utility Bonds having a remaining term to maturity of more than ten years but not more than 15 years:	1.76
Type II Utility Bonds having a remaining term to maturity of more than 15 years but not more than 20 years:	1.84
Type II Utility Bonds having a remaining term to maturity of more than 20 years but not more than 30 years:	1.87
Type III Utility Bonds having a remaining term to maturity of one year or less:	1.29
Type III Utility Bonds having a remaining term to maturity of more than one year but not more than two years:	1.38
Type III Utility Bonds having a remaining term to maturity of more than two years but not more than three years:	1.44
Type III Utility Bonds having a remaining term to maturity of more than three years but not more than four years:	1.51
Type III Utility Bonds having a remaining term to maturity of more than four years but not more than five years:	1.57
Type III Utility Bonds having a remaining term to maturity of more than five years but not more than seven years:	1.67
Type III Utility Bonds having a remaining term to maturity of more than seven years but not more than ten years:	1.77
Type III Utility Bonds having a remaining term to maturity of more than ten years but not more than 15 years:	1.84
Type III Utility Bonds having a remaining term to maturity of more than 15 years but not more than 20 years:	1.92
Type III Utility Bonds having a remaining term to maturity of more than 20 years but not more than 30 years:	1.95
Type IV Utility Bonds having a remaining term to maturity of one year or less:	1.36
Type IV Utility Bonds having a remaining term to maturity of more than one year but not more than two years:	1.44
Type IV Utility Bonds having a remaining term to maturity of more than two years but not more than three years:	1.50
Type IV Utility Bonds having a remaining term to maturity of more than three years but not more than four years:	1.57
Type IV Utility Bonds having a remaining term to maturity of more than four years but not more than five years:	1.63
Type IV Utility Bonds having a remaining term to maturity of more than five years but not more than seven years:	1.74
Type IV Utility Bonds having a remaining term to maturity of more than seven years but not more than ten years:	1.83
Type IV Utility Bonds having a remaining term to maturity of more than ten years but not more than 15 years:	1.92
Type IV Utility Bonds having a remaining term to maturity of more than 15 years but not more than 20 years:	2.02
Type IV Utility Bonds having a remaining term to maturity of more than 20 years but not more than 30 years:	2.03
Type I Utility Stocks	2.00

FHLMC or FNMA Certificates	Discount Factor (Fixed Rate Mortgages)	Discount Factor (Adjustable Rate Mortgages)

FHLMC or FNMA Certificates with interest rates less than 6% but equal to or greater than 5%:	1.71	1.68
FHLMC or FNMA Certificates with interest rates less than 7% but equal to or greater than 6%:	1.66	1.68
FHLMC or FNMA Certificates with interest rates less than 8% but equal to or greater than 7%:	1.61	1.68
FHLMC or FNMA Certificates with interest rates less than 9% but equal to or greater than 8%:	1.57	1.68
FHLMC or FNMA Certificates with interest rates less than 10% but equal to or greater than 9%:	1.52	1.68
FHLMC or FNMA Certificates with interest rates less than 11% but equal to or greater than 10%:	1.49	1.68
FHLMC or FNMA Certificates with interest rates less than 12% but equal to or greater than 11%:	1.45	1.68
FHLMC or FNMA Certificates with interest rates less than 13% but equal to or greater than 12%:	1.43	1.68
FHLMC or FNMA Certificates with interest rates equal to or greater than 13%:	1.40	1.68

GNMA Certificates	Discount Factor
GNMA Certificates with interest rates less than 6% but equal to or greater than 5%:	1.63
GNMA Certificates with interest rates less than 7% but equal to or greater than 6%:	1.57
GNMA Certificates with interest rates less than 8% but equal to or greater than 7%:	1.52
GNMA Certificates with interest rates less than 9% but equal to or greater than 8%:	1.48
GNMA Certificates with interest rates less than 10% but equal to or greater than 9%:	1.45
GNMA Certificates with interest rates less than 11% but equal to or greater than 10%:	1.43
GNMA Certificates with interest rates less than 12% but equal to or greater than 11%:	1.40
GNMA Certificates with interest rates less than 13% but equal to or greater than 12%:	1.38
GNMA Certificates with interest rates equal to or greater than 13%:	1.36
GNMA Certificates with adjustable interest rates:	1.64
FHLMC Multifamily Securities:	(2)
FHLMC and FNMA Certificates with variable interest rates:	(4)
GNMA Graduated Payment Securities (seasoned):	(3)
Conventional Mortgage Pass-Through Certificates:	(5)
U.S. Government Obligations having a remaining term to maturity of up to one year:	1.09
U.S. Government Obligations having a remaining term to maturity of more than one year but not more than two years:	1.15
U.S. Government Obligations having a remaining term to maturity of more than two years but not more than three years:	1.20
U.S. Government Obligations having a remaining term to maturity of more than three years but not more than four years:	1.27
U.S. Government Obligations having a remaining term to maturity of more than four years but not more than five years:	1.32
U.S. Government Obligations having a remaining term to maturity of more than five years but not more than seven years:	1.41
U.S. Government Obligations having a remaining term to maturity of more than seven years but not more than 10 years:	1.49
U.S. Government Obligations having a remaining term to maturity of more than 10 years but not more than 15 years:	1.56
U.S. Government Obligations having a remaining term to maturity of more than 15 years but not more than 20 years:	1.64
U.S. Government Obligations having a remaining term to maturity of more than 20 years but not more than 30 years:	1.65
Cash and Short Term Money Market Instruments:	1.00

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(1)

In the case of Eligible Portfolio Property rated by S&P but not by Moody's, the Discount Factor Supplied by Moody's shall be the Discount Factor Supplied by Moody's applicable to Eligible Portfolio Property with a corresponding maturity but of the next lower rating category (e.g., a bond rated AAA by S&P but not rated by Moody's shall have a Discount Factor Supplied by Moody's equal to a bond of comparable maturity rated Aa by Moody's).

(2)	The applicable Discount Factor set forth under "FHLMC or FNMA Certificates" above.

(3)

The same Discount Factor shall apply in the case of GNMA Graduated Payment Securities as applies to GNMA Certificates with fixed interest rates determined at the point the certificates become seasoned.

(4)	The Discount Factor determined therefor in writing by Moody's.

(5)	The Discount Factor determined therefor in writing by Moody's. In the event such asset is not rated Aa or better by Moody's, such asset shall have a Discounted Value of zero.

            Notwithstanding the foregoing, for so long as is required by Moody's to maintain its then-current credit rating of the RP, the Discount Factor Supplied by Moody's with respect to Eligible Portfolio Property sold pursuant to a reverse repurchase agreement with a remaining term to maturity of more than 25 days on the date of determination of the Discounted Value of such Eligible Portfolio Property shall be the then-current discount factor provided by Moody's to the Corporation in writing for the purpose of such determination.

            The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial Discount Factor Supplied by Moody's listed above applied to calculate the Discounted Value of any item of Eligible Portfolio Property or may specify from time to time a Discount Factor Supplied by Moody's for any asset constituting Eligible Portfolio Property if the Board of Directors determines and Moody's advises the Corporation in writing that such adjustment, modification, alteration, change or specification will not adversely affect Moody's then-current rating of the RP.

            "Discounted Value," with respect to any asset held by the Corporation as of any date, means the quotient of the Market Value of such asset divided by the applicable Discount Factor Supplied by S&P (provided that, in the event the Corporation has written a call option on such asset, the Discounted Value of such asset shall be zero) or the quotient of the Market Value of such asset divided by the applicable Discount Factor Supplied by Moody's (provided that, in the event the Corporation has written a call option on such asset, the Discounted Value of such asset shall mean the quotient of the lower of the Market Value of such asset and the exercise price of such call option divided by the applicable Discount Factor Supplied by Moody's), as the case may be, provided that in no event shall the Discounted Value of any asset constituting Eligible Portfolio Property as of any date exceed the unpaid principal balance or face amount of such asset as of the date. With respect to the calculation of the Discounted Value of any Utility Bond included in the Corporation's Eligible Portfolio Property, such calculation shall be made using the criteria set forth in the definitions of Utility Bonds and Market Value. With respect to the calculation of the Discounted Value of any Utility Stock included in the Corporation's Eligible Portfolio Property, such calculation shall be made using the criteria set forth in the definitions of Utility Stocks and Market Value. With respect to the calculation of the aggregate Discounted Value of the Corporation's Eligible Portfolio Property for comparison with the RP Basic Maintenance Amount, such aggregate Discounted Value shall be the aggregate Discounted Value calculated using the Discount Factors Supplied by S&P or the aggregate Discounted Value calculated using the Discount Factors Supplied by Moody's whichever aggregate Discounted Value is lower; provided that, in calculating for such purpose the aggregate Discounted Value of the Corporation's Eligible Portfolio Property using the applicable Discount Factor Supplied by Moody's, the amount of Utility Stocks issued by public utility companies with nuclear facilities under construction (as determined by the Adviser) which may be included in such calculation shall be limited to five percent of the Market Value of the Corporation's Eligible Portfolio Property.  Notwithstanding any other provision of these Articles Supplementary, any Utility Bond that has a remaining term to maturity of more than 30 years, and any asset as to which there is no Discount Factor Supplied by Moody's or Discount Factor Supplied by S&P either in these Articles Supplementary or in an amendment or supplement hereof, shall have a Discounted Value for purposes of determining the aggregate Discounted Value of the Corporation's Eligible Portfolio Property calculated using the Discount Factor Supplied by Moody's or S&P, as the case may be, of zero.

            "Dividend Coverage Amount," as of any Valuation Date, means (a) the aggregate amount of cash dividends that will accumulate on shares of RP to (but not including) the respective Dividend Payment Dates therefor that follow such Valuation Date less (b) the combined value of any Deposit Securities irrevocably deposited by the Corporation for the payment of cash dividends on the RP.

            "Dividend Coverage Assets," as of any date of determination, means Deposit Securities with maturity dates not later than the day preceding the next Dividend Payment Dates for all shared of RP; provided that, if the applicable date of determination is a Dividend Payment Date, any Deposit Securities to be applied to the dividends payable on the RP on such date shall not be included in the Dividend Coverage Assets.

            "Dividend Payment Date" means (i) with respect to any Optional Dividend Period or Special Dividend Period of more than 91 but fewer than 365 days, the 92nd day thereof, the 183rd day thereof, if any, the 274th day thereof, if any, and the day after the last day thereof; (ii) with respect to any Optional Dividend Period of 365 or more days or Special Dividend Period of 365 or more days, the third Wednesday of each January, April, July and October therein and the day after the last day thereof; and (iii) with respect to any other Dividend Period, the day after the last day thereof; provided that, if any such date shall not be a Business Day, the Dividend Payment Date shall be the Business Day next succeeding such day.

            "Dividend Period" means, with respect to any share of RP, the Initial Dividend Period for such share and thereafter a period which shall commence on each (but not the final) Dividend Payment Date for such share (which, except during a Non-Payment Period, shall be a Settlement Date for such share).  Each such subsequent Dividend Period for such share will comprise, beginning with and including the day upon which it commences, 7 consecutive days in the case of a 7-day Dividend Period; 49 consecutive days (or such other number of consecutive days as are specified by the Board of Directors in the event of a change in law altering the Minimum Holding Period, as provided herein) in the case of a 49-day Dividend Period; or such number of consecutive days as shall be designated by the Board of Directors in the case of any Optional Dividend Period or Special Dividend Period at the time such Optional Dividend Period is made available or the Board of Directors designates a Special Dividend Period, as the case may be. Notwithstanding the foregoing, any adjustment of the remarketing schedule by the Remarketing Agent which includes an adjustment of a Settlement Date shall lengthen or shorten the related Dividend Periods by causing them always to end on and include the day before the Settlement Date as so adjusted.

            "Dividend Reset Date" means any date on which the Remarketing Agent (i) determines the Applicable Dividend Rates for the ensuing Dividend Periods, (ii) notifies holders, purchasers and tendering holders of shares of RP by telephone, telex or otherwise of the results of the Remarketing and (iii) announces such Applicable Dividend Rates.

            "Dividends-Received Deduction" means the deduction allowed to corporate holders of certain preferred stock with respect to dividends received on such stock by Section 243(a)(1) of the Code, or any successor thereto.

            "Eligible Portfolio Property" shall include Utility Bonds, Utility Stocks, cash, U.S. Government Obligations, Short Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, GNMA Multifamily Securities, GNMA Graduated Payment Securities, Conventional Mortgage Pass-Through Certificates and any other asset held by the corporation that has been assigned a Discount Factor by the Rating Agencies and is included within the definition of Eligible Portfolio Property set forth herein or pursuant to an amendment or supplement hereto.

            "FHLMC" means the Federal Home Loan Mortgage Corporation created by Title III of the Emergency Home Finance Act of 1970, and includes any successor thereto.

            "FHLMC Certificate" means a mortgage participation certificate in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on one- to four-family residences.

            "FHLMC Multifamily Security" means a "Plan B Multifamily Security" in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-, variable- or adjustable-rate level payment fully amortizing mortgage loans secured by first-priority mortgages on multi-family residences, the inclusion of which in the Eligible Portfolio Property will not, in and of itself, impair or cause the RP to fail to retain the ratings assigned to the RP by the Rating Agencies, as evidenced by letters to such effect delivered to the Corporation by the Rating Agencies.

            "FNMA" means the Federal National Mortgage Association, a United States Government-sponsored private corporation established pursuant to Title VIII of the Housing and Urban Development Act of 1968, and includes any successor thereto.

            "FNMA Certificate" means a mortgage pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by FNMA, and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

            "49-day Dividend Period" means (i) a Dividend Period designated as such by a Beneficial Owner of a share of RP or (ii) any Dividend Period commencing after the first day of, and during, a Non-Payment Period, and, in all such cases, generally containing 49 days.

            "GNMA" means the Government National Mortgage Association, and includes any successor thereto.

            "GNMA Certificate" means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, level payment fully amortizing mortgage loans secured by first-priority mortgages on single-family and multi-family residences.

            "GNMA Graduated Payment Security" means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States, and which evidences a proportional undivided interest in specified pools of graduated payment mortgage loans with payments that increase annually at a predetermined rate for up to the first five or ten years of the mortgage loan and that are secured by first-priority mortgages on one- to four-unit residences.

            "Holder" means, with respect to any share of RP, unless the context otherwise requires, the person whose name appears on the stock transfer books of the Corporation as the registered holder of such share.

            "Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

            "Initial Dividend Period" means, with respect to any share of RP, a 49-day Dividend Period commencing on and including the Date of Original Issue of such share and ending on the day prior to the Initial Dividend Payment Date.

            "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

            "Market Value" means, initially, the amount determined with respect to specific assets of the Corporation in the manner set forth below:

            (a)  as to any Utility Bond, (i) the product of (A) the unpaid principal balance of such Utility Bond as of the Reporting Date, and (B) (1) if the Utility Bond is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the date of valuation or (2) if there was no reported sales price on the date of valuation or if the Utility Bond is not traded on a national securities exchange or quoted on the NASDAQ System, the lower of two bid prices for such Utility Bond provided by two nationally recognized securities dealers with a minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect the ratings of the RP) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be provided to the Paying Agent and the Remarketing Agent by the Corporation with the related RP Basic Maintenance Report), plus (ii) accrued interest on such Utility Bond, or, if two bid prices cannot be obtained, such item of Eligible Portfolio Property shall have a Market Value of zero;

            (b)  as to any Utility Stock, (i) if the Utility Stock is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the date of valuation or (ii) if there was no reported sales price on the date of valuation, the lower of two bid prices for such Utility Stock provided by two nationally recognized securities dealers with a minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect the then-current ratings of the RP) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be provided to the Remarketing Agent by the Corporation with the related RP Basic Maintenance Report), or, if two bid prices cannot be obtained, such item of Eligible Portfolio Property shall have a Market Value of zero;

            (c)  the product of (i) as to GNMA Certificates, GNMA Graduated Payment Securities, GNMA Multifamily Securities, FNMA Certificates, FHLMC Certificates and FHLMC Multifamily Securities, the aggregate unpaid principal amount of the mortgage loans evidenced by each such certificate or security, as the case may be, which may include amounts shown on the most recent report related to the certificate or security received by the Corporation prior to the Reporting Date, and as to U.S. Government Obligations and Short Term Money Market Instruments (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements), the face amount or aggregate principal amount of such U.S. Government Obligations or Short Term Money Market Instruments, as the case may be, and (ii) the lower of the bid prices for the same kind of certificates, securities or instruments, as the case may be, having, as nearly as practicable, comparable interest rates and maturities provided by two nationally recognized securities dealers having minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect the then-current ratings of the RP) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian       shall be delivered to the Remarketing Agent with the related RP Basic Maintenance Report), or, if two bid prices cannot be obtained, such item of Eligible Portfolio Property will have a Market Value of zero;

            (d)  as to Conventional Mortgage Pass-Through Certificates, the product of (i) the outstanding aggregate principal balance of the mortgage loans underlying such certificates as determined by the Corporation by any method which the Corporation believes reliable, which may include amounts based on verbal reports of the servicers of the related mortgage loans to the Corporation, as of the applicable Reporting Date and (ii) the dollar value of the lower of two bid prices per dollar of outstanding principal amount as of such applicable Reporting Date for such certificates, provided by two nationally recognized securities dealers having minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect the then-current ratings of the RP) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be delivered to the Remarketing Agent with the related RP Basic Maintenance Report), or, if two bid prices cannot be obtained, such item of Eligible Portfolio Property shall have a Market Value of zero; and

(e) as to cash, demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements included in Short Term Money Market Instruments, the face value thereof.

The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial method of calculation of the Market Value of an asset constituting Eligible Portfolio Property described above and the Board of Directors may specify from time to time the method for calculating the Market Value of any asset identified as Eligible Portfolio Property if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration, change or specification will not adversely affect their then-current ratings of the RP.

            "Master Purchaser's Letter" means a letter substantially in the form of Appendix B to the Corporation's prospectus relating to the shares of RP, or such other form as may be approved by the Remarketing Agent, which is required to be executed by each purchaser of shares of RP.

            "Maximum Dividend Rate" for any 7-day Dividend Period, 49-day Dividend Period or Optional Dividend Period of 98 or fewer days or Special Dividend Period of 98 or fewer days at any Dividend Reset Date shall apply to a cash dividend, and be the Applicable Percentage of the applicable "AA" Composite Commercial Paper Rate. The Applicable Percentage shall vary with the lower of the credit rating or ratings assigned to the shares of RP by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) on each Dividend Reset Date as follows:

Credit Ratings		Applicable Percentage
Moody's	S&P
"aa3" or higher	AA- or higher	110%
"a3" to "a1"	A- to A+	125%
"baa3" to "baa1"	BBB- to BBB+	150%
Below "baa3"	Below BBB-	200%

The applicable Maximum Dividend Rate or Rates for any Optional Dividend Period of more than 98 days or Special Dividend Period of more than 98 days at any Dividend Reset Date shall be a fixed or variable rate or rates determined from time to time by formula or other means as designated by the Board of Directors in respect of such Optional Dividend Period or Special Dividend Period.  The Remarketing Agent shall round each applicable Maximum Dividend Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths (0.0005) of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent.  The Remarketing Agent shall not round the applicable "AA" Composite Commercial Paper Rate as part of their calculation of any Maximum Dividend Rate.

            "Minimum Holding Period" means 46 days or such other minimum holding period required for corporate taxpayers to be entitled to the Dividends-Received Deduction as provided in Section 246(c) of the Code or any successor thereto.

            "Minimum Liquidity Level is Met" means, as of any date of determination, that the aggregate Market Value of the Dividend Coverage Assets equals or exceeds the Dividend Coverage Amount.

            "Moody's" means Moody's Investors Service, Inc., and includes any successor thereto.

            "1940 Act" means the Investment Company Act of 1940, as amended from time to time.

            "NASDAQ System" has the meaning set forth under "Type I Utility Stocks" below.

            "1940 Act RP Asset Coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% of the aggregate liquidation preference with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of RP and Other RP (or such other asset coverage as may be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of paying dividends on its common stock).

            "1940 Act Cure Date," with respect to the failure by the Corporation to maintain the 1940 Act RP Asset Coverage (as required by paragraph 7 of this Part I) as of the last day of each month, means the last Business Day of the following such month.

            "Non-Call Period" has the meaning set forth under "Specific Redemption Provisions" below.

            "Non-Payment Period" means any period beginning on and including the day on which the Corporation shall fail to (i) declare, prior to 12:00 noon, New York City time, on the second Business Day preceding any Dividend Payment Date for any shares of RP, for payment on such Dividend Payment Date to the Beneficial Owners of such shares of RP as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on such shares of RP payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) on any Dividend Payment Date for any shares of RP the full amount of any declared cash dividend on such shares (whether or not earned) payable on such Dividend Payment Date or (B) on any redemption date for any shares of RP, the redemption price of such shares of $100,000 per share plus the full amount of any cash dividends thereon (whether or not earned or declared) accumulated but unpaid to such redemption date after a Notice of Redemption with respect to such shares of RP has been given pursuant to paragraph 4(e) of Part I hereof, and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid cash dividends and unpaid redemption prices shall have been so deposited or shall have otherwise been made available to Beneficial Owners in same-day funds; provided that a Non-Payment Period shall not end during the first seven days thereof unless the Corporation shall have given at least three days' written notice of the Paying Agent, the Remarketing Agent and the Securities Depository and thereafter shall not end unless the Corporation shall have given at least fourteen days' written notice to the Paying Agent, the Remarketing Agent, the Securities Depository and all Beneficial Owners.

            "Non-Payment Period Rate" means, initially, 200% of the applicable "AA" Composite Commercial Paper Rate, provided that the Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the RP.

            "Notice of Redemption" means any notice with respect to the redemption of shares of RP pursuant to paragraph 4 of this Part I.

            "Optional Dividend Period" means a Dividend Period established by the Board of Directors pursuant to paragraph 3(1) of this Part I.

            "Other RP" means the remarketed preferred stock of the Corporation, other than the RP.

            "Paying Agent" means Bankers Trust Company, or any successor company or entity, which has entered into a Paying Agent Agreement with the Corporation to act for the Corporation, among other things, as the transfer agent, registrar, dividend and redemption price disbursing agent, settlement agent and agent for certain notifications in connection with the shares of RP in accordance with such agreement.

            "Paying Agent Agreement" means an agreement to be entered into between the Corporation and the Paying Agent.

            "Permitted Tax Liens" means liens for general and special taxes and assessments on the property in question.

            "Preferred Stock" means the preferred stock of the Corporation, and includes RP and Other RP.

            "Premium Call Period" has the meaning set forth under "Specific Redemption Provisions" below.

            "Projected Dividend Amount" for the RP and the Other RP shall mean, initially, if the date of determination is a Valuation Date, the amount of cash dividends, based on the number of shares of RP and the Other RP outstanding on such Valuation Date, projected to accumulate on such shares from such Valuation Date until the 70th day after such Valuation Date, at the following dividend rates:

            (a)  If the Valuation Date is the Date of Original Issue or a Dividend Payment Date (which terms, for purposes of this definition, shall refer to the equivalent dates in the case of Other RP), (i) for the Dividend Period beginning on the Date of Original Issue or such Dividend Payment Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate (which term, for the purposes of this definition, shall refer to the equivalent rate in the case of Other RP) in effect on such Valuation Date, and (ii) for the period beginning on (and including) the first following Dividend Payment Date and ending on (and including) the 70th day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate (which term, for the purposes of this definition, shall refer to the equivalent rate in the case of Other RP) on the Date of Original Issue (in the case of the Date of Original Issue) or (y) the Maximum Dividend Rate as of the last occurring Settlement Date or, in the case of Other RP, the equivalent date (in the case of any Dividend Payment Date); and

            (b)  If such Valuation Date is not the Date of Original Issue or a Dividend Payment Date, (i) for the period beginning on such Valuation Date and ending on (but not including) the first following Dividend Payment Date, the Applicable Dividend Rate in effect on such Valuation Date, and (ii) for the period beginning on (and including) the first following Dividend Payment Date and ending on (but not including) the sooner of the second following Dividend Payment Date or the 71st day following such Valuation Date, the product of 2.32 and (x) the Maximum Dividend Rate on the Date of Original Issue (in the case of a Valuation Date occurring prior to the first Settlement Date) or (y) the Maximum Dividend Rate on the last occurring Settlement Date or, in the case of Other RP, the equivalent date (in the case of any other Valuation Date) and (iii) for the period, if any, beginning on (and including) the second following Dividend Payment Date and ending on (but not including) the 71st day following such Valuation Date, the product of 3.20 and the rate specified in clause (x) or (y) above.

If the date of determination is not a Valuation Date, then the Projected Dividend Amount on such date of determination shall equal the Projected Dividend Amount therefor on the immediately preceding Valuation Date, adjusted to reflect any decrease in the number of shares of RP and Other RP outstanding.  The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial bases for the calculation of the Projected Dividend Amount if the Board or Directors determines and the Rating Agencies shall have advised the Corporation in writing that such adjustment, modification, alteration or change would not adversely affect their then-current ratings of the RP.

            "Quarterly Valuation Date" means, for so long as any shares of RP are outstanding, the last Business Day of March, June, September and December of each year, commencing December 31, 1988, or, if such day is not a Valuation Date, the next preceding Valuation Date.

            "Rating Agencies" means S&P and Moody's for so long as S&P and Moody's issue ratings for the RP, and, at such time as S&P and/or Moody's no longer issues a rating for the RP, the Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

            "Remarketing" means each periodic operation of the process for remarketing shares of RP as described in Part II hereof.

            "Remarketing Agent" means MLPF&S and any additional or successor companies or entities which have entered into an agreement with the Corporation to carry out the remarketing procedures for the purpose of determining the Applicable Dividend Rates.

            "Reporting Date," with respect to any price referred to in the definition of the Market Value of an item of Eligible Portfolio Property, shall mean the date as of which the Market Value of such item of Eligible Portfolio Property is to be determined or, if no such price is available as provided above under "Market Value" for such date, the next closest prior date as of which such price is so available; provided that, no such price shall be deemed to be available as of a Reporting Date if such price is not available as of a date within five Business Days next preceding the date as of which the determination of such Market Value is to be made.

            "Required Documentation," with respect to a mortgage loan underlying a Convention Mortgage Pass-Through Certificate means:

(a) the mortgage note or other evidence of indebtedness secured by the mortgage endorsed without recourse in blank or to the trustee or other custodian and accompanied by an assignment thereof;

            (b)  the mortgage, deed of trust, deed to secure debt or similar security instruments encumbering real property or related documentation, with evidence of recording or filing thereof, in each case accompanied by assignments thereof, executed in blank or to the trustee or other custodian, in recordable form as may be appropriate in the jurisdiction where the property is located and evidence that such assignment has been recorded in the name of the trustee or other custodian, and such trustee or other custodian receives an opinion of counsel (containing only such exceptions as may be permissible under the indenture or other agreement pursuant to which the mortgage loan is pledged to the trustee in connection with the related Conventional Mortgage Pass-Through Certificate) to the effect that, notwithstanding that the assignment of the mortgage has not been recorded, the actions taken with respect to the mortgage loan are sufficient to permit the trustee or other custodian to avail itself of all protection available under applicable law against the claims of any present or future creditors of the issuer, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the mortgage and the related mortgage note by the issuer from being enforceable, or will create a valid assignment of and a valid and perfected lien upon and security interest in a mortgage and related mortgage note, which lien and security interest is (except for the trustee's lien securing certain obligations of the issuer to the trustee as provided in the indenture pursuant to which the mortgage loan is pledged to the trustee in connection with the related Conventional Mortgage Pass-Through Certificate) prior in right to all other security interests therein created or perfected under the Uniform Commercial Code (as in effect in the jurisdiction where the property is located);

(c) in the case of mortgage notes covered by private mortgage insurance, evidence that such mortgage notes are so insured; and

            (d)  a copy of the title insurance policy or an opinion or certificate of counsel stating the mortgage constitutes a first lien on the premises described in such mortgage (which opinion or certificate may be subject to exceptions for Permitted Tax Liens and other matters to which like properties are commonly subject which neither individually nor in the aggregate materially interfere with the benefits of the security interest intended to be provided by such mortgage and standard exceptions and exclusions from mortgage title insurance policies).

            "Right" has the meaning set forth in paragraph 3(n) of this Part I.

            "RP" means the Remarketed Preferred Stock, Series I of the Corporation to be issued pursuant hereto.

            "RP Basic Maintenance Amount" means, initially, as of any date, the sum of (i) the aggregate liquidation preference of the shares of RP outstanding and shares of Other RP outstanding, (ii) to the extent not covered in (i) above, the aggregate amount of accumulated but unpaid cash dividends with respect to the shares of RP outstanding and shares of Other RP outstanding, (iii) any Rights due and payable and any equivalent rights to receive cash with respect to Other RP which are due and payable, (iv) the principal amount of the Corporation's loan from the Aid Association for Lutherans then outstanding, (v) an amount equal to accrued but unpaid interest on the principal amount of the Corporation's loan from the Aid Association For Lutherans then outstanding, (vi) the aggregate principal amount of, and an amount equal to accrued but unpaid interest on, any other then outstanding indebtedness of the Corporation for money borrowed, (vii) the aggregate Projected Dividend Amount, (viii) redemption premium, if any, and (ix) the greater of $200,000 or an amount equal to projected expenses of the Corporation for the next three month period.  The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial elements comprising the RP Basic Maintenance Amount if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the RP.

            "RP Basic Maintenance Cure Date," with respect to the failure by the Corporation to maintain the RP Basic Maintenance Amount (as required by paragraph 8 of this Part I) as of each Valuation Date, means the eighth Business Day following such Valuation Date.

            "RP Basic Maintenance Report" means a report signed by the President, the Treasurer, any Senior Vice President or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and the Discounted Value thereof (seriatum and in the aggregate), and the RP Basic Maintenance Amount.

            "S&P" means Standard & Poor's Corporation, and includes any successor thereto.

            "Securities Depository" means The Depository Trust Company, a securities depository, or any successory company or other entity selected by the Corporation for the shares of RP that agrees to follow the procedures required to be followed by such securities depository in connection with the shares of RP.

            "Service" means the Internal Revenue Service.

            "Settlement Date" means any date on which (i) a new Dividend Period begins, and (ii) shares of RP which have been tendered and sold in a Remarketing are delivered through the Securities Depository.

            "7-day Dividend Period" means a Dividend Period designated as such by a Beneficial Owner and generally containing seven days.

            "Short Term Money Market Instruments" means the following kinds of instruments, if on the date of purchase or other acquisition by the Corporation of any such instrument the remaining term to maturity thereof is not more than 30 days:

            (a)  demand deposits in, certificates of deposit of, bankers' acceptances issued by, or federal funds sold to, any depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (or any successor thereto) or the Federal Savings and Loan Insurance Corporation (or any successor thereto), provided that, at the time of the Corporation's investment therein, the commercial paper or other unsecured short-term debt obligations of such depository institution are rated at least A-1+ by S&P and Prime-1 by Moody's;

            (b)  repurchase obligations with respect to a U.S. Government Obligation, FNMA Certificate, FHLMC Certificate or GNMA Certificate entered into with a depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (or any successor thereto) or the Federal Savings and Loan Insurance Corporation (or any successor thereto) and the commercial paper or other unsecured short-term debt obligations of which are rated at least A-1+ by S&P and Prime-1 by Moody's, which must be repurchased within one Business Day from the date such repurchase obligation was entered into; and

(c) commercial paper rated at the time of the Corporation's investment therein at least A-1+ by S&P and Prime-1 by Moody's.

            "Special Dividend Period" means a Dividend Period established by the Board of Directors pursuant to paragraph 3(m) of this Part I.

            "Specific Redemption Provisions" means, with respect to any Optional Dividend Period of 365 or more days or Special Dividend Period of 365 or more days, either, or any combination of, (i) a period (a "Non-Call Period") determined by the Corporation, after consultation with the Remarketing Agent, during which the shares subject to such Dividend Period shall not be subject to redemption at the option of the Corporation and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Board of Directors, after consultation with the Remarketing Agent, during each year of which the shares subject to such Dividend Period shall be redeemable at the Corporation's option at a price per share equal to $100,000 plus accumulated but unpaid dividends plus a premium expressed as a percentage of $100,000, as determined by the Board or Directors after consultation with the Remarketing Agent.

            "Substitute Commercial Paper Dealers" means such Substitute Commercial Paper Dealer or Dealers as the Corporation may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

            "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization or two nationally recognized statistical organizations, respectively, selected by the Corporation to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of RP.

            "Tender and Dividend Reset" means the process pursuant to which shares of RP may be tendered or deemed tendered in a Remarketing or held and become subject to the new Applicable Dividend Rate or Rates determined by the Remarketing Agent in such Remarketing.

            "Tender Date" means any date on which (i) a holder of shares of RP must provide to the Remarketing Agent irrevocable telephonic notice of intent to tender shares of RP in a Remarketing or to change Dividend Periods for shares, and (ii) such Remarketing formally commences.

            "Type A Utility Bonds" as of any date means Utility Bonds rated A- or higher by S&P.

            "Type B Utility Bonds" as of any date means (a) Utility Bonds held by the Corporation at such date and continuously since at least September 30, 1988 which are rated from BBB- to BBB+ by S&P or (b) Utility Bonds rated BBB- to BBB+ by S&P provided that the Utility Bonds rated BBB- shall be limited to twenty-five percent of the Market Value of the Corporation's Eligible Portfolio Property.

            "Type I Utility Bonds" as of any date means Utility Bonds rated Aaa by Moody's.

            "Type II Utility Bonds" as of any date means Utility Bonds rated Aa3 to Aa1 by Moody's.

            "Type III Utility Bonds" as of any date means Utility Bonds rated A3 to A1 by Moody's.

            "Type IV Utility Bonds" as of any date means Utility Bonds rated Baa3 to Baa1 by Moody's.

            "Type A Utility Stocks" as of any date means Utility Stocks which are traded on the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., are currently paying cash dividends, and have been issued by public utility companies having debt obligations outstanding with implied senior debt ratings from S&P of A- or higher.

            "Type B Utility Stocks" as of any date means (a) Utility Stocks which are traded on the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., are currently paying cash dividends, are held by the Corporation at such date and continuously since at least September 30, 1998 and have been issued by public utility companies having debt obligations outstanding with implied senior debt ratings from S&P of BBB- to BBB+ or (b) Utility Stocks which are traded on the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., are currently paying cash dividends and have been issued by public utility companies having debt obligations outstanding with implied senior debt ratings from S&P from BBB- to BBB+ provided that Utility Stocks issued by public utility companies having debt obligations outstanding with implied senior debt ratings from S&P of BBB- shall be limited to twenty-five percent of the Market Value of the Corporation's Eligible Portfolio Property.

            "Type I Utility Stocks" as of any date means Utility Stocks which are traded on the New York Stock Exchange, Inc. or the American Stock Exchange, Inc. or are quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System and have been issued by public utility companies having debt obligations outstanding with senior or subordinated debt ratings from Moody's of Baa3 or higher.

            "U.S. Government Obligations" means direct obligations of the United States, provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

            "Utility Bonds" means, initially, corporate debt obligations issued by state regulated public utility companies rated from BBB- to AAA by S&P and from Baa3 to Aaa by Moody's, which corporate debt obligations (a) provide for the periodic payment of interest thereon in cash in U.S. dollars, (b) do not provide for conversion or exchange into equity capital at any time over their respective lives, (c) have been registered under the Securities Act of 1933, as amended, and (d) have not had notice given in respect thereof that any such corporate debt obligations are the subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration.  In addition, so long as the shares of RP are rated by S&P or Moody's, no corporate debt obligation held by the Corporation shall be deemed a Utility Bond (i) if it fails to meet the criteria in column (1) below or (ii) to the extent (but only to the proportionate extent) the acquisition or holding thereof by the Corporation causes the Corporation to exceed any applicable limitation set forth in column (2) below in the event the shares of RP are rated by S&P or column (2), (3) or (4) below in the event the shares to RP are rated by Moody's as of any relevant date of determination (provided that, in the event that the Corporation shall exceed any such limitation, the Corporation shall designate, in its sole discretion, the particular Utility Bond(s) and/or portions thereof which shall be deemed to have caused the Corporation to exceed such limitation):

	Column (1)	Column (2)		Column (3)	Column (4)

S&P and Moody's Rating of Utility Bonds or Debt Obligations(1)	Minimum Original Issue Size of Each Issue(2)	Maximum Percent of Market Value of Eligible Portfolio Property Issued by any One Issuer(3)		Maximum Percent of Market Value of Corpora- tion's Assets, Including Eligible Portfolio Property, Issued by Issuers in any One Industry Category(4)	Maximum Percent of Market Value of Corpora- tion's Assets, Including Eligible Portfolio Property, Issued by Issuers Regulated by any One State(5)

	($ in millions)	S&P	Moody's
AAA; Aaa………	$100	10.0%	100.0%	100.0%	100.0%
AA; Aa………….	100	10.0	20.0	60.0	20.0
A; A……………..	100	10.0	10.0	50.0	10.0
BBB; Baa……….	100	5.0	4.0	50.0	7.0

(1)	Rating designations include (+) or (-) modifiers to the S&P rating where appropriate. Rating designations include modifiers of 1 to 3 to the Moody's rating where appropriate.

(2)	This restriction is applicable only to Utility Bonds.

(3)

The referenced S&P percentages represent maximum percentages only for the related S&P rating category.  The referenced Moody's percentages represent maximum cumulative totals only for the related Moody's rating category and each lower Moody's rating category.

(4)

The referenced percentages represent maximum cumulative totals only for the related Moody's rating category and each lower Moody's rating category.  There are two Industry categories — telecommunications and all other utilities.

(5)	The referenced percentages represent maximum cumulative totals only for the related Moody's rating category and each lower Moody's rating category.

The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the assets (and/or the characteristics thereof) included initially within the definition of Utility Bonds for purposes of determining compliance with the RP Basic Maintenance Amount if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings of the RP.

            "Utility Stocks" means, initially, common stocks issued by state regulated public utility companies having debt obligations outstanding with senior debt ratings of BBB to AAA from S&P or subordinated debt ratings of BBB- to AAA from S&P and senior or subordinated debt ratings of Baa3 to Aaa from Moody's, which debt obligations have been registered under the Securities Act of 1933, as amended ("Debt Obligations").  In addition, so long as the shares of RP are rated by S&P or Moody's, no common stock held by the Corporation shall be deemed a Utility Stock to the extent (but only to the proportionate extent) the acquisition or holding thereof by the Corporation causes the Corporation to exceed any applicable limitation set forth in column (2) of the table set forth in "Utility Bonds" above in the event the shares of RP are rated by S&P or column (2), (3) or (4) of such table in the event the shares of RP are rated by Moody's as of any relevant date of determination (provided that, in the event that the Corporation shall exceed any such limitation, the Corporation shall designate, in its sole discretion, the particular Utility Stock(s) and/or portions thereof which shall be deemed to have caused the Corporation to exceed such limitation).  The Board of Directors shall have the authority to adjust, modify, alter or change from time to time the assets (and/or the characteristics thereof) initially included within the definition of Utility Stocks for purposes of determining compliance with the RP Basic Maintenance Amount if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings of the RP.

            "Valuation Date" means (i) the fifteenth day of each month or, if such day is not a Business Day, the next succeeding Business Day, and (ii) the last Business Day of each month (or, in the case of the first Valuation Date, a date selected by the Corporation within fifteen days after the Original Issue Date).

            "Voting Period" has the meaning set forth in paragraph 6(b) of this Part I.

            2.            Fractional Shares.  No fractional shares of RP shall be issued or recognized by the Corporation.

            3.            Dividends.  (a)  The Holders as of 12:00 noon, New York City time, on the Business Day preceding the applicable Dividend Payment Dates, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends each consisting of (i) cash at the Applicable Dividend Rate and (ii) a Right to receive cash determined as set forth in paragraph 3(l) below and payable as set forth therein.  Dividends on the shares of RP so declared and payable shall be paid, to the extent available and permitted by law, and in preference to and priority over any dividends declared and payable on the Common Stock, out of income of the Corporation which constitutes qualifying income for purposes of the Dividends-Received Deduction.

                        (b)  Dividends on shares of RP shall accumulate from the applicable Date of Original Issue and will be payable, when, as and if declared by the Board of Directors, on each Dividend Payment Date applicable to each such share of RP.

                        (c)  Each declared dividend, including each Right, shall be payable on the applicable Dividend Payment Date to the Holder or Holders of such shares of RP as set forth in paragraph 3(a).  Dividends on any share in arrears for any past Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holder of such share on a date not exceeding five Business Days preceding the payment date thereof, as may be fixed by the Board of Directors.  Any dividend payment made on any share of RP shall first be credited against the earliest dividends accumulated but unpaid (whether or not earned) with respect to such share.

                        (d)  Neither Holders nor Beneficial Owners of shares of RP shall be entitled to any dividends on the shares of RP, whether payable in cash, property or stock, in excess of full cumulative dividends (including Rights) thereon.  The Board of Directors shall designate, in accordance with the applicable provisions of the Code, the cash dividends on the shares of RP so declared and paid or payable and on the shares of Other RP declared and paid or payable for any fiscal year as qualifying for the Dividends-Received Deduction in an amount equal to the lesser of (i) the amount of the Corporation's income for such fiscal year which qualifies for the Dividends-Received Deduction, or (ii) the amount of such cash dividends.

                        (e)  Except as otherwise provided herein, the Applicable Dividend Rate on each share of RP for each Dividend Period with respect to such share shall be equal to the rate per annum that results from implementation of the remarketing procedures described in Part II hereof.

                        (f)  The amount of cash dividends for shares of RP payable (if declared) on each Dividend Payment Date in respect of Dividend Periods of fewer than 365 days shall be computed by the Corporation by multiplying the Applicable Dividend Rate in effect with respect to cash dividends payable on such share on such Dividend Payment Date by a fraction the numerator of which shall be the number of days such share was outstanding from and including its Date of Original Issue or the preceding Dividend Payment Date on which a cash dividend was paid, as the case may be, to and including the last day of such Dividend Period, and the denominator of which shall be 360, and then multiplying the percentage so obtained by $100,000.  The amount of cash dividends for each share of RP payable on each Dividend Payment Date in respect of an Optional Dividend Period of 365 or more days or a Special Dividend Period of 365 or more days shall be computed on the basis of a 360-day year of twelve 30-day months.  In accordance with the remarketing procedures set forth in Part II hereof, there may exist at any given time a number of Dividend Payment Dates for all outstanding shares of RP, and dividends on any share shall be payable only on a Dividend Payment Date applicable to such share of RP.

                        (g)  No later than by 12:00 noon, New York City time, on each Dividend Payment Date, the Corporation shall deposit in same-day funds with the Paying Agent the full amount of any dividend declared and payable on such Dividend Payment Date on any share of RP.  For the purposes of the foregoing, payment in New York Clearing House (next-day) funds at any time on any Business Day shall be considered equivalent to payment in same-day funds on the next Business Day at the same time, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds before 12:00 noon, New York City time, on the next Business Day.

                        (h)  The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate; any share of RP for which an Optional Dividend Period of more than 98 days or Special Dividend Period of more than 98 days would otherwise have commenced on the first day of a Non-Payment Period shall have, instead, a 7-day Dividend Period; and each Dividend Period commencing after the first day of, and during, a Non-Payment Period shall be a 49-day Dividend Period.

                        (i)  So long as any shares of RP are outstanding, the Corporation shall not, subject to the requirements of the 1940 Act and Maryland law, without the affirmative vote or consent of the holders of at least two-thirds of the votes of the shares of RP outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as one class):  (a) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the RP with respect to payment of dividends or the distribution of assets on liquidation, or (b) amend, alter or repeal the provisions of the Corporation's Charter including these Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such shares of RP or the Holders thereof; provided that, any increase in the amount of the authorized RP or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of remarketed preferred stock, in each case ranking on a parity with or junior to the RP, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers unless such issuance would cause the Corporation not to satisfy the 1940 Act RP Asset Coverage or the RP Basic Maintenance Amount.  Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including RP, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act.  The class vote of holders of shares of Preferred Stock, including RP, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including RP, necessary to authorize the action in question.

            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of RP shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                        (j)  Except during a Non-Payment Period, by 1:00 p.m. on the Tender Date at the end of the Initial Dividend Period applicable to a share of RP and by 1:00 p.m. on the Tender Date at the end of each subsequent Dividend Period applicable to a share of RP, the Beneficial Owner of such share may elect to tender such share or to hold such share.  If the Beneficial Owner of such share of RP elects to hold such share, such Beneficial Owner may, unless the Board of Directors has designated a Special Dividend Period commencing on the Settlement Date next following such Tender Date and such share is subject to such Special Dividend Period, elect to hold such share of RP for a 7-day Dividend Period, a 49-day Dividend Period or any available Optional Dividend Period; provided that, in the event that (i) such Beneficial Owner elects an available Optional Dividend Period of more than 98 days with respect to such share or the Board of Directors has designated the next succeeding Dividend Period as a Special Dividend Period of more than 98 days and such share is subject to such Special Dividend Period and (ii) there is no Remarketing Agent, the Remarketing Agent does not conduct a Remarketing or the Remarketing Agent is unable to remarket in the Remarketing on the Dividend Reset Date following such Tender Date all shares of RP tendered (or deemed tendered) to it at a price of $100,000 per share, then the Dividend Period in respect of such share shall be a 7-day Dividend Period and the Applicable Dividend Rate shall be the Maximum Dividend Rate for a 7-day Dividend Period.  If the Beneficial Owner of such share of RP fails to elect to tender or hold such share, or to elect a Dividend Period for such share, by 1:00 p.m. on such Tender Date, such Beneficial Owner shall continue to hold such share at the Applicable Dividend Rate determined in such Remarketing for a Dividend Period of the same type as the current Dividend Period for such share; provided that (i) if such current Dividend Period is an Optional Dividend Period of 98 or fewer days which is not available on such Tender Date, such Beneficial Owner shall hold such share for a 7-day Dividend Period, (ii) if such current Dividend Period is a 7-day Dividend Period, a 49-day Dividend Period or an Optional Dividend Period of 98 or fewer days which is available on such Tender Date but (a) there is no Remarketing Agent or the Remarketing Agent does not conduct a Remarketing, then such Beneficial Owner shall hold such share for a 7-day Dividend Period and the Applicable Dividend Rate shall be the Maximum Dividend Rate for a 7-day Dividend Period, or (b) the Remarketing Agent is unable to remarket in such Remarketing all shares of RP tendered (or deemed tendered) to it at a price of $100,000 per share, such Beneficial Owner will hold such share for the same Dividend Period as the then current Dividend Period with respect to such share and the applicable Dividend Rate therefor will be the applicable Maximum Dividend Rate, and (iii) if such current Dividend Period is an Optional Dividend Period of more than 98 days or a Special Dividend Period, or the succeeding Dividend Period has been designated by the Board of Directors as a Special Dividend Period and such share is subject to such Special Dividend Period, then such Beneficial Owner shall be deemed to have elected to tender such share.  If such share of RP is tendered (or deemed tendered) but not sold in such Remarketing, the Beneficial Owner thereof shall hold such share at the applicable Maximum Dividend Rate for a 7-day Dividend Period.  If such share of RP is tendered (or deemed tendered) and purchased in such Remarketing, the next Dividend Period for such share shall be the Dividend Period elected by the purchaser of such share in such Remarketing or the Special Dividend Period designated by the Board of Directors, as the case may be, at the Applicable Dividend Rate therefor, except that, if the Remarketing Agent is unable to remarket in such Remarketing all shares of RP tendered (or deemed tendered) to it at a price of $100,000 per share, no purchaser in such Remarketing shall be permitted to acquire shares having an Optional Dividend Period of more than 98 days or a Special Dividend Period of more than 98 days.

                        (k)  In the event of a change in law altering the Minimum Holding Period, the Board of Directors may increase or decrease the period of time between Dividend Payment Dates so as to adjust uniformly the number of days in any 49-day Dividend Period commencing after the date of such change in law to equal or exceed the then current Minimum Holding Period; provided that, the number of days for any Dividend Period as so adjusted shall not exceed 98 and shall be evenly divisible by seven (except as required from time to time by adjustments in the remarketing schedule as provided herein).  Upon any such adjustment by the Board of Directors, the Corporation shall notify the Remarketing Agent and the Paying Agent, and the Paying Agent shall in turn notify the Securities Depository, of such adjustment; provided that, during a Non-Payment Period, the Corporation also shall notify the Beneficial Owners of shares of RP directly of such adjustment.

                        (l)  Except during a Non-Payment Period, the Board of Directors may at any time and from time to time institute one or more Optional Dividend Periods with such number of days, and which shall be available for such period, as the Board of Directors shall specify; provided that (i) in respect of any Optional Dividend Period of more than 98 days, the Board of Directors shall also determine a Maximum Dividend Rate or Rates in respect of such period which rate or rates, as determined from time to time by formula or other means, may be fixed or variable and (ii) in respect of an Optional Dividend Period of 365 or more days, the Board of Directors, after consultation with the Remarketing Agent, may establish Specific Redemption Provisions.  An Optional Dividend Period shall be available after seven days' written notice thereof and, if applicable, of the Maximum Dividend Rate or Rates and Specific Redemption Provisions, if any, in respect thereof shall have been given to the Remarketing Agent, the Paying Agent and the Securities Depository.  The Corporation also shall publish promptly notice of any designation of an Optional Dividend Period, and related Maximum Dividend Rate or Rates and Specific Redemption Provisions, if any, at least once in an Authorized Newspaper, but the failure so to publish shall not affect the validity or effectiveness of any such designation or determination.  After an Optional Dividend Period becomes available, such Optional Dividend Period shall be available in each Remarketing and, if elected by any Beneficial Owner of shares of RP, shall commence on each Settlement Date and continue until rescinded by the Board of Directors, which rescission shall be effective after seven days' written notice thereof shall have been given to the Remarketing Agent, the Paying Agent, the Securities Depository and Beneficial Owners.  The existence or rescission of any Optional Dividend Period shall not affect any current Dividend Period or prevent the Board of Directors from establishing other Optional Dividend Periods of similar duration or in any way restrict the Maximum Dividend Rate or Rates or Specific Redemption Provisions which may be designated in connection with any other Optional Dividend Period.

                        (m)  The Board of Directors may at any time designate a subsequent Dividend Period with respect to all or any specified fewer number of shares of RP eligible for Tender and Dividend Reset on the Tender Date next preceding the commencement of such Dividend Period as a Special Dividend Period with such number of days as the Board of Directors shall specify; provided that (i) written notice of any such designation, of the Maximum Dividend Rate or Rates, if applicable, and Specific Redemption Provisions, if any, in respect thereof and of the consequences of failure to tender or to elect to hold shares, must be given at least seven days prior to such Tender Date to the Remarketing Agent, the Paying Agent, the Securities Depository and the Beneficial Owners or shares of RP which are to be subject to such Special Dividend Period; (ii) no Special Dividend Period may commence for any share of RP during a Non-Payment Period; (iii) if such Special Dividend Period contains 365 or more days, (x) the shares of RP subject to such Special Dividend Period shall have an aggregate liquidation preference (exclusive of accumulated but unpaid dividends, premium, if any, and Rights, if any) of at least $35,000,000 or such greater or lesser amount as may be specified by the Board of Directors and (y) the shares, if any, of RP not subject to such Special Dividend Period shall have an aggregate liquidation preference (exclusive of accumulated but unpaid dividends, premium, if any, and Rights, if any) of at least $35,000,000 or such greater or lesser amount as may be specified by the Board of Directors; (iv) in respect of any Special Dividend Period of more than 98 days, the Board of Directors shall also determine a Maximum Dividend Rate or Rates, which rate or rates, as determined from time to time by formula or other means, may be fixed or variable; and (v) in respect of any Special Dividend Period of 365 or more days, the Board of Directors, after consultation with the Remarketing Agent, may establish Specific Redemption Provisions.  In the event the Board of Directors designates a Special Dividend Period with respect to less than all shares of RP eligible for Tender and Dividend Reset in the Remarketing prior to such Special Dividend Period, the shares subject to such Special Dividend Period will be selected by the Paying Agent by lot.  The existence or rescission of any Special Dividend Period shall not affect any current Dividend period or prevent the Board of Directors from establishing other Special Dividend Periods of similar duration or in any way restrict the Maximum Dividend Rate or Rates or Specific Redemption Provisions which may be designated in connection with any other Special Dividend Period.

            If the Remarketing Agent is unable to remarket sufficient shares of RP at the commencement of a Special Dividend Period to satisfy the requirement described in clause (iii) of the preceding paragraph, then the Dividend Period in respect of any share of RP which otherwise would have been subject to such Special Dividend Period shall be a 7-day Dividend Period and an Applicable Dividend Rate shall be set by the Remarketing Agent in accordance with the remarketing procedures.

                        (n)  Each dividend shall consist of (i) cash at the Applicable Dividend Rate and (ii) a right (a "Right") to receive cash (as determined below).  Each Right shall thereafter be independent of the share or shares of RP on which the dividend was paid.  The Corporation shall cause to be maintained a record of each Right received by the respective Holders.  The Corporation shall not be required to recognize any transfer of a Right.  If all or any part of the cash dividends on the shares of RP during any fiscal year does not qualify for the Dividends-Received Deduction ("Nonqualifying Distributions") because (i) the Corporation does not have income for such fiscal year eligible for the Dividends-Received Deduction at least equal to the dividends paid on the RP and the Other RP for such year, or (ii) the Corporation does not properly designate dividends on the RP as being eligible for the Dividends-Received Deduction, the applicable Rights shall entitle the holders thereof ("Right Holders") to additional cash (as set forth below), and the Corporation will, within 270 days after the end of such fiscal year, provide notice thereof to the Paying Agent.  The Paying Agent will mail a copy of such notice to each Right Holder at the address specified in such Right Holder's Master Purchaser's Letter as promptly as practicable after its receipt of such notice from the Corporation.  The Corporation will within 30 days after such notice is given to the Paying Agent pay to the Paying Agent (who will then distribute to Right Holders), out of funds legally available therefor, cash in satisfaction of the applicable Rights in an amount specified below with respect to all Nonqualifying Distributions made during such fiscal year.

            Cash payable pursuant to a Right shall be paid to the Right Holder thereof in an amount which, when taken together with the aggregate Nonqualifying Distributions paid to such Right Holder during any fiscal year, would cause such Right Holder's net yield in dollars (after Federal income tax consequences) from the aggregate of both the Nonqualifying Distributions and the cash receivable pursuant to a Right to be equal to the net yield in dollars (after Federal income tax consequences) which would have been received by such Right Holder if the amount of the aggregate Non-qualifying Distributions would have qualified for the Dividends-Received Deduction in the hands of such Right Holder.  Such cash receivable on a Right shall be calculated without consideration being given to the time value of money and using the applicable maximum marginal corporate Federal tax rate in effect at the time such Right was declared.

            The Corporation may estimate the amount payable in respect of any Right and pay all or any portion of such estimated amount prior to the end of the fiscal year in which such Right was declared.

            If, for any fiscal year, all cash dividends paid at the Applicable Dividend Rate on the shares of RP are eligible in full for the Dividends-Received Deduction, then the amount payable to holders of Rights applicable to that year shall be zero.

            4.            Redemption.  Shares of RP shall be redeemable by the Corporation as provided below:

                        (a)  To the extent permitted under the 1940 Act and Maryland law, the Corporation at its option, upon giving a Notice of Redemption, may redeem shares of RP, in whole or in part, on the next succeeding scheduled Dividend Payment Dates for those shares of RP called for redemption, out of funds legally available therefor, at a redemption price equal to $100,000 per share plus premium, if any, resulting from the designation of a Premium Call Period, plus an amount equal to cash dividends thereon (whether or not earned or declared) accumulated but unpaid to the date fixed for redemption; provided that (i) no share of RP will be subject to redemption at the option of the Corporation during a Non-Call Period to which it is subject and (ii) if any share of RP is subject to any Optional Dividend Period or Special Dividend Period containing at least as many days as the then Minimum Holding Period at the time such Optional Dividend Period or Special Dividend Period was selected and a redemption at such time would have the effect that a Beneficial Owner who purchased such share in the preceding Remarketing therefor would not satisfy such Minimum Holding period solely by reason of such redemption, such share shall be redeemed on a date specified by the Board of Directors at least five days in advance thereof when such condition shall not longer apply (which date may be after the date fixed for redemption of the other shares called for redemption), but shall not be later than the next succeeding Dividend Payment Date upon which such Beneficial Owner would not fail to satisfy such Minimum Holding Period for such share solely by reason of such redemption.

                        (b)  The Corporation shall redeem, out of funds legally available therefor, at a redemption price of $100,000 per share plus an amount equal to premium, if any, resulting from the designation of a Premium Call Period, plus cash dividends thereon (whether or not earned or declared) accumulated but unpaid to the date of redemption, shares of RP to the extent permitted under the 1940 Act and Maryland law, on a date fixed by the Board of Directors, if the Corporation fails to maintain the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage and such failure is not cured on or before the RP Basic Maintenance Cure Date or the 1940 Act Cure Date (herein referred to respectively as the "Cure Date"), as the case may be.  The number of shares to be redeemed shall be equal to the lesser of (i) the minimum number of shares of RP the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all shares of other Preferred Stock subject to redemption or retirement, would result in the satisfaction of the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all shares of RP then outstanding shall be redeemed), and (ii) the maximum number of shares of RP that can be redeemed out of funds expected to be legally available therefor on such redemption date.  In determining the number of shares of RP required to be redeemed in accordance with the foregoing, the Corporation shall allocate the amount required to achieve the RP basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, pro rata among the RP and the Other RP.  The Corporation shall effect such redemption not later than 41 days after such Cure Date, except that if the Corporation does not have funds legally available for the redemption of all of the required number of shares of RP which are subject to mandatory redemption or the Corporation otherwise is unable to effect such redemption on or prior to such Cure Date, the Corporation shall redeem those shares of RP which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

            Any share of RP shall be subject to mandatory redemption regardless of whether such share is subject to a Non-Call Period provided that shares of RP subject to a Non-Call Period will only be subject to redemption to the extent that the other shares of RP are not available to satisfy the number of shares required to be redeemed.  In such event, such shares subject to a Non-Call Period will be selected for redemption in an ascending order of outstanding Non-Call Period (with shares with the lowest number of days remaining in the period to be called first) and by lot in the event of equal outstanding Non-Call Periods.  However, if any share of RP is subject to any Optional Dividend Period or Special Dividend Period containing at least as many days as the then Minimum Holding Period at the time such Optional Dividend Period or Special Dividend Period was selected and a redemption at such time would have the effect that a person who purchased such share in the preceding Remarketing therefor would not satisfy such Minimum Holding Period solely by reason of such redemption, such share shall be redeemed on a date specified by the Corporation at least five days in advance thereof when such condition shall no longer apply (which date may be after the date fixed for redemption of the other shares called for redemption), but shall not be later than the next succeeding Dividend Payment Date upon which such person would not fail to satisfy such Minimum Holding Period for such share solely by reason of redemption.

                        (c)  Subject to paragraph 4(d) of this Part I, if fewer than all the outstanding shares of RP are to be redeemed pursuant to this paragraph 4, the number of shares of RP so to be redeemed shall be a whole number of shares and shall be determined by the Board of Directors, and the Corporation shall give a Notice of Redemption as provided in paragraph 4(e) of this Part I provided that no share of RP will be subject to optional redemption on any Dividend Payment Date during a Non-Call Period to which it is subject and shares of RP subject to a Non-Call Period will be subject to mandatory redemption only on the basis described under paragraph 4(b) of this Part I.  Unless certificates representing shares of RP are held by Holders other than the Securities Depository or its nominee, the Paying Agent, upon receipt of such notice, shall determine, from among shares eligible for redemption, the number of shares of RP to be redeemed pro rata from each current Dividend Period which is then eligible for redemption and shall give notice of such determination to the Securities Depository; the Securities Depository thereupon shall determine by lot on a Dividend Period basis pursuant to the allocation provided by the Paying Agent the number of shares of RP to be redeemed from the account of each Agent Member (which may include an Agent Member holding shares for its own account, including the Remarketing Agent) and notify the Paying Agent of such determination.  The Paying Agent, upon receipt of such notice, shall in turn determine by lot the number of shares of RP from each Dividend Period to be redeemed from the accounts of the Beneficial Owners of the shares of RP whose Agent Members have been selected by the Securities Depository and give notice of such determination to the Remarketing Agent.  In doing so, the Paying Agent may determine that shares of RP shall be redeemed from the accounts of some Beneficial Owners, which may include the Remarketing Agent, without shares of RP being redeemed from the accounts of other Beneficial Owners.

                        (d)  Notwithstanding paragraph 4(c) of this Part I, if the redemption of shares of RP is to take place during a Non-Payment Period with respect to such shares or certificates representing shares of RP are held by Holders other than the Securities Depository or its nominee, then the number of shares of RP to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by the Corporation pro rata from among current Dividend Periods and by lot from among shares within each current Dividend Period.

                        (e)  Any Notice or Redemption shall be given by the Corporation to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agent, by telephone, not later than 3:00 p.m., New York City time (and later confirmed in writing) on (A) in the case of optional redemption pursuant to paragraph 4(a) of this Part I (i) the Settlement Date in the case of a partial redemption of the shares of RP, (ii) the Tender Date in the case of a redemption in whole of the shares of RP or (iii) during a Non-Payment Period, the later of the Dividend Payment Date and the seventh day, in each case prior to the earliest date upon which any such redemption shall occur and (B) in the case of mandatory redemption pursuant to paragraph 4(b) of this Part I, the fifth Business Day prior to the redemption date.  In the case of a partial redemption of the shares of RP, the Paying Agent shall use reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day on which the Paying Agent determines the shares to be redeemed, as described in paragraph 4(c) if this Part I (or, during a Non-Payment Period, not later than the close of business on the Business Day immediately following the day on which the Paying Agent receives a Notice of Redemption from the Corporation).  In the case of a redemption in whole of the shares of RP, the Paying Agent shall use reasonable efforts to provide telephonic notice to each Beneficial Owner not later than the close of business on the Business Day immediately following the day on which it receives a Notice of Redemption from the Corporation.  In any case described in clause (i) or (iii) of the first sentence of this paragraph 4(e), such telephonic notice shall be confirmed promptly in writing not later than the close of business on the third Business Day preceding the redemption date by notice sent by the Paying Agent to each Beneficial Owner of shares of RP called for redemption, the Remarketing Agent and the Securities Depository.

                        (f)  Every Notice of Redemption and other redemption notice shall state:  (i) the redemption date; (ii) the number of shares of RP to be redeemed; (iii) the redemption price; (iv) that dividends on the shares of RP to be redeemed shall cease to accumulate as of such redemption date; and (v) the provision pursuant to which such shares are being redeemed.  In addition, notice of redemption given to a Beneficial Owner shall state the CUSIP number, if any, of the shares of RP to be redeemed and the manner in which the Beneficial Owners of such shares may obtain payment of the redemption price.  No effect in the Notice of Redemption or other redemption notice or in the transmittal or the mailing hereof shall affect the validity of the redemption proceedings, except as required by applicable law.  The Paying Agent shall use its reasonable efforts to cause the publication of a redemption notice in an Authorized Newspaper within two Business Days of the date of the Notice of Redemption, but failure so to publish such notification shall not affect the validity or effectiveness of any such redemption proceedings.  Shares of RP the Beneficial Owners of which shall have been given Notice of Redemption shall not be subject to transfer outside of a Remarketing.

                        (g)  On any redemption date, the Corporation shall deposit, irrevocably in trust, in same-day funds, with the Paying Agent, by 12:00 noon, New York City time, the price to be paid on such redemption date (including premium, if any, resulting from the designation of a Premium-Call Period) of any share of RP plus an amount equal to cash dividends thereon accumulated but unpaid to such redemption date (whether or not earned or declared).  For the purposes of the foregoing, payment in New York Clearing House (next-day) funds at any time on any Business Day shall be considered equivalent to payment in same-day funds on the next Business Day at the same time, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds before 12:00 noon, New York City time, on the next Business Day.

                        (h)  In connection with any redemption, upon the giving of a Notice of Redemption and the deposit of the funds necessary for such redemption with the Paying Agent in accordance with this paragraph 4, all rights of the Holders of shares of RP so called for redemption shall cease and terminate, except the right of the Holders thereof to receive the redemption price thereof, inclusive of an amount equal to the premium, if any, resulting from the designation of a Premium-Call Period plus cash dividends (whether or not earned or declared) accumulated but unpaid to the redemption date but without any interest or other additional amount (except as provided in paragraph 3(h) or 3(n) of this Part I), and such shares shall no longer be deemed outstanding for any purpose.  The Corporation shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent as aforesaid in excess of the sum of (i) the aggregate redemption price of the shares of RP called for redemption on such date and (ii) all other amounts to which Holders of shares of RP called for redemption may be entitled.  Any funds so deposited with the Paying Agent which are unclaimed at the end of ninety days from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which time the Holders of shares of RP so called for redemption shall look only to the Corporation for payment of the redemption price and all other amounts to which they may be entitled.  The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the funds so deposited.

                        (i)  To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, such redemption shall be made as soon as practicable to the extent such funds become available.  Failure to redeem shares of RP shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Corporation shall have failed, for any reason whatsoever, to deposit funds with the Paying Agent pursuant to paragraph 4(g) of this Part I with respect to any shares for which such Notice of Redemption has been given.  Notwithstanding the fact that the Corporation shall not have redeemed shares of RP for which a Notice of Redemption has been given, dividends may be declared and paid on shares of RP and shall include those shares of RP for which a Notice of Redemption has been given.

                        (j)  Notwithstanding the foregoing, (i) no share of RP may be redeemed pursuant to paragraph 4(a) of this Part I unless the full amount of accumulated but unpaid cash dividends to the date fixed for redemption for each such share of RP called for redemption shall have been declared, and (ii) no share of RP may be redeemed unless all outstanding shares of RP are simultaneously redeemed, nor may any shares of RP be purchased or otherwise acquired by the Corporation except in accordance with a purchase offer made on substantially equivalent terms by the Corporation for all outstanding shares of RP, unless, in each such instance, cash dividends on all outstanding shares of RP through the end of their most recently ended Dividend Periods (or, if such transaction is on a Dividend Payment Date, through the Dividend Periods ending on the day prior to such Dividend Payment Date) shall have been paid or declared and sufficient funds for the payment thereof deposited with the Paying Agent.

                        (k)  Except as set forth in this paragraph 4 with respect to redemptions and subject to paragraph 4(j) hereof, nothing contained herein shall limit any legal right of the Corporation or any affiliate to purchase or otherwise acquire any share of RP at any price.  Any shares of RP which have been redeemed, purchased or otherwise acquired by the Corporation or any affiliate thereof may be resold.  In lieu of redeeming shares called for redemption, the Corporation shall have the right to arrange for other purchasers to purchase from Beneficial Owners all shares of RP to be redeemed pursuant to this paragraph 4 by their paying to such Beneficial Owners on or before the close of business on the redemption date an amount equal to not less than the redemption price payable by the Corporation on the redemption of such shares, and the obligation of the Corporation to pay such redemption price shall be satisfied and discharged to the extent such payment is so made by such purchasers.

                        (l)  Notwithstanding any of the foregoing provisions of this paragraph 4, the Remarketing Agent may, in its sole discretion, modify the procedures set forth above with respect to notification of redemption, provided that, any such modification does not adversely affect any Holder or Beneficial Owner of shares of RP.

            5.            Liquidation.  Upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock or any other class or series of stock of the Corporation junior to the RP as to liquidation payments, to be paid the amount of $100,000 per share of RP, plus premium, if any, plus an amount equal to all accumulated but unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution.  After any such payment, the Holders shall not be entitled to any further participation in any distribution of assets of the Corporation.

                        (a)  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to the Holders and the holders of any Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the RP, then such assets shall be distributed among the Holders and such parity holders ratably in accordance with the respective amounts which would be payable on such shares of RP and any other such Preferred Stock if all amounts thereon were paid in full.

                        (b)  Neither the consolidation nor the merger of the Corporation with or into any corporation or corporations nor a reorganization of the Corporation alone nor the sale or transfer by the Corporation of all or substantially all of its assets shall be deemed to be a dissolution or liquidation of the Corporation.

            6.            Voting Rights.  (a)  General.  Each Holder of shares of RP shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation and, except as otherwise provided in the 1940 Act, the Charter or the Bylaws or as described below, the holders of shares of Preferred Stock, including RP, and of shares of Common Stock shall vote together as one class.  Prior to the issuance of any RP, the Board of Directors by resolution shall designate two existing directors representing holders of Preferred Stock.  At the first meeting of stockholders for which the record date is a date on which shares of Preferred Stock are outstanding, the holders of Preferred Stock entitled to vote at such meeting shall have the right as a class, to the exclusion of the holders of the common stock, to elect two directors of the Corporation who shall serve for the unexpired terms of the directors originally designated by the Board of Directors as directors representing holders of Preferred Stock; except that, if such meeting is an annual meeting of stockholders at which the term of one of such designated directors expires, the director so elected to succeed the designated director shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter when his successor is elected and qualified.  Thereafter, the holders of Preferred Stock shall have the right as a class, to the exclusion of the holders of the common stock, to elect directors to succeed either of the directors representing the Preferred Stock whose terms are expiring or whose seats on the Board of Directors are vacant.  Subject to paragraph 6(b) hereof, the holders of a majority of the shares of Common Stock shall elect the balance of the directors.

                        (b)  Right to Elect Majority of Board of Directors.  During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the number of directors then constituting the Board of Directors, shall (together with the two directors elected by the holders of Preferred Stock, including RP, pursuant to paragraph 6(a)) constitute a majority of such increased number, and the holders of a majority of Preferred Stock, including RP, shall be entitled, voting as a single class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect the smallest number of additional directors of the Corporation that shall constitute a majority of the total number of directors of the Corporation so increased.  A Voting Period shall commence if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of RP equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends.  Upon the termination of a Voting Period, the voting rights described in this paragraph 6(b) shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Stock, including RP, upon the further occurrence of any of the events described in this paragraph 6(b).

                        (c)  Voting Procedures.

                                    (i)  As soon as practicable after the accrual of any right of the holders of Preferred Stock, including RP, to elect a majority of directors, the Corporation shall notify the Paying Agent and Paying Agent shall call a special meeting of the holders of Preferred Stock, including RP, and shall mail a notice of such special meeting to such holders not less than 10 nor more than 20 days after the date of mailing of such notice.  If the Corporation fails to send such notice to the Paying Agent or if the Paying Agent does not call such a special meeting, it may be called by any holder of Preferred Stock, including RP, on like notice.  The record date for determining the holders of Preferred Stock, including RP, entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed.  At any such special meeting and at each meeting held during a Voting Period, the holders of Preferred Stock, including RP, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 6(b) above on a one-vote-per-share basis.  At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of Preferred Stock, including RP, present in person or by proxy, shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present; provided, however, that no such meeting may be adjourned to a date more than 120 days from the original record date without notice.

                                    (ii)  For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by these Articles Supplementary, by statute or otherwise, no Holder shall be entitled to vote and no share of RP shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum, if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, sufficient funds for the redemption of such shares have been deposited in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in paragraph 4 of this Part I.  No share of RP held by the Corporation or any affiliate of the Corporation shall have any voting rights or be deemed to be outstanding for voting purposes.

                                    (iii)  The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including RP, to elect directors shall continue, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the incumbent directors elected by the holders of the Common Stock, shall constitute the duly elected directors of the Corporation.

                                    (iv)  Simultaneously with the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock, including RP, shall terminate, the incumbent directors who shall have been elected by the holders of the Common Stock (or by the Board of Directors at a time which was not during a Voting Period) and the two incumbent directors the holders of Preferred Stock, including RP, have the right to elect in any event shall constitute the directors of the Corporation and the voting rights of such holders to elect additional directors shall cease.

                                    (v)  The directors elected by the holders of Preferred Stock, including RP, shall (subject to the provisions of any applicable law) be subject to removal only by the vote of the holders of a majority of the shares of Preferred Stock, including RP, outstanding.  Any vacancy on the Board of Directors occurring by reason of such removal or otherwise may be filled only by vote of the holders of at least a majority of shares of Preferred Stock, including RP, outstanding, and if not so filled such vacancy shall (subject to the provisions of any applicable law) be filled by a majority of the remaining directors (or the remaining director) who were elected by such holders.  Any other vacancy on the Board of Directors during a Voting Period shall be filled by a vote of the holder or holders of Common Stock.

                        (d)  Exclusive Remedy.  Unless otherwise required by law, the Holders of shares of RP shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.  The Holders of shares of RP shall have no preemptive rights.  In the event that the Corporation fails to pay any dividends on the shares of RP, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this paragraph 6.  In no event shall the Holders of shares of RP have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive the same.

            7.            1940 Act RP Asset Coverage.  The Corporation shall maintain, as of the last Business Day of each month in which any share of RP is outstanding, the 1940 Act RP Asset Coverage.

            8.            Asset and Liquidity Coverage.

                        (a)  RP Basic Maintenance Amount.  (i)  The Corporation shall maintain, on each Valuation Date, Eligible Portfolio Property having an aggregate Discounted Value at least equal to the RP Price Maintenance Amount.

        (ii)   On or before 5:00 p.m., New York City time, on the third Business Day after each Valuation Date, the Corporation shall complete and deliver to the Remarketing Agent and the Paying Agent an RP Basic Maintenance Report, which will be deemed to have been delivered to the Remarketing Agent and the Paying Agent if the Remarketing Agent and the Paying Agent receive a copy or telecopy, telex or other electronic transcription thereof and on the same day the Corporation mails to the Remarketing Agent and the Paying Agent for delivery on the next Business Day the full RP Basic Maintenance Report.  A failure by the Corporation to deliver an RP Basic Maintenance Report under this paragraph 8(a)(ii) without the prior consent of the Remarketing Agent and the Paying Agent shall be deemed to be delivery of an RP Basic Maintenance Report indicating the Discounted Value for all assets of the Corporation is less than the RP Basic Maintenance Amount, as of the relevant Valuation Date.

        (iii)   Within ten Business Days after the date of delivery to the Remarketing Agent and the Paying Agent of an RP Basic Maintenance Report in accordance with paragraph 8(a)(ii) above relating to a Quarterly Valuation Date, the Independent Accountant will confirm in writing to the Remarketing Agent and the Paying Agent (A) the mathematical accuracy of the calculations reflected in such Report, (B) that, in such Report, the Corporation determined in accordance with these Articles Supplementary the assets of the corporation which constitute Eligible Portfolio Property at such Quarterly Valuation Date, (C) that, in such Report, the Corporation has determined in accordance with these Articles Supplementary the assets of the Corporation had, at such Quarterly Valuation Date, Eligible Portfolio Property of an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount, (D) with respect to the S&P rating on Utility Bonds and Senior Debt Obligations, issuer name, issue size and coupon rate listed in such Report, that information has been traced and agrees with the information listed in The Standard & Poor's Bond Guide (in the event such information does not agree or such information is not listed in The Standard & Poor's Bond Guide, the Independent Accountant will inquire of S&P what such information is, and provide a listing in their letter of such differences, if any), (E) with respect to the Moody's ratings on Utility Bonds and Senior Debt Obligations, issuer name, issue size and coupon rate listed in such Report, that information has been traced and agrees with the information listed in Moody's Bond Record (in the event such information does not agree or such information is not listed in Moody's Bond Record, the Independent Accountant will inquire of Moody's what such information is, and provide a listing in their letter of such differences), and (F) with respect to the lower of two bid prices (or alternative permissible factors used in calculating the Market Value) provided by the custodian of the Corporation's assets to the Corporation for purposes of valuing securities in the Corporation's portfolio, the Independent Accountant has traced the price used in such Report to the lower of the two bid prices listed in the Report provided by such custodian and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences) (such confirmation is herein called the "Accountant's Confirmation"). If any Accountant's Confirmation delivered pursuant to this paragraph 8(a)(iii) shows that an error was made in the RP Basic Maintenance Report for a Quarterly Valuation Date, or shows that a lower aggregate Discounted Value for the aggregate of all Eligible Portfolio Property of the Corporation was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend the RP Basic Maintenance Report to the Remarketing Agent and Paying Agent promptly following receipt by the Remarketing Agent and the Paying Agent of such Accountant's Confirmation.

(b) Liquidity Coverage.

        (i)  As of each Valuation Date as long as any share of RP is outstanding, the Corporation shall determine (A) the Market Value of the Dividend Coverage Assets owned by the Corporation as of that Valuation Date, (B) the Dividend Coverage Amount on that Valuation Date, and (C) whether the Minimum Liquidity Level is met as of that Valuation Date. The calculations of the Dividend Coverage Assets, the Dividend Coverage Amount and whether the Minimum Liquidity Level is met shall be set forth on a certificate (a "Certificate of Minimum Liquidity") dated as of the Valuation Date. The RP Basic Maintenance Report and the Certificate of Minimum Liquidity may be combined in one certificate.  The Corporation shall cause the Certificate of Minimum Liquidity to be delivered to the Remarketing Agent and the Paying Agent not later than the close of business on the third Business Day after the Valuation Date. The Minimum Liquidity Level shall be deemed to be met as of any date of determination if the Corporation has timely delivered a Certificate of Minimum Liquidity relating to such date, which states that the same has been met and which is not manifestly inaccurate. In the event that a Certificate of Minimum Liquidity is not delivered to the Remarketing Agent and the Paying Agent when required, the Minimum Liquidity Level shall be deemed not to have been met as of the applicable date.

        (ii)  If the Minimum Liquidity Level is not met as of any Valuation Date, then the Corporation shall purchase or otherwise acquire Dividend Coverage Assets (with the proceeds from the liquidation of Eligible Portfolio Property or otherwise) to the extent necessary so that the Minimum Liquidity Level is met as of the fifth Business Day following such Valuation Date. The Corporation shall, by such fifth Business Day, provide to the Paying Agent and the Remarketing Agent a Certificate of Minimum Liquidity setting forth the calculations of the Dividend Coverage Assets and the Dividend Coverage Amount and showing that the Minimum Liquidity Level is met as of such fifth Business Day together with a report of the custodian of the Corporation's assets confirming the amount of the Corporation's Dividend Coverage Assets as of such fifth Business Day.

            9.            Restrictions on Certain Distributions. For so long as any share of RP is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase Common Stock or other stock, if any, ranking junior to the shares of RP as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other such junior stock (except by conversion into or exchange for stock of the Corporation ranking junior to or on a parity with the shares of RP as to dividends and upon liquidation), unless (A) immediately after such transaction, the RP Basic Maintenance Amount and the 1940 Act RP Asset Coverage would be achieved, (B) full cumulative dividends on shares of RP and shares of Other RP due on or prior to the date of the transaction have been declared and paid or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent, (C) any Right required to be paid under paragraph 3(n) of this Part I on or before the date of such declaration or payment has been paid and (D) the Corporation has redeemed the full number of shares of RP required to be redeemed by any provision for mandatory redemption contained herein.

            10.            Notice. All notices or communications, unless otherwise specified in the Bylaws of the Corporation or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

            11.            Borrowings. For so long as the shares of RP are rated by S&P, the aggregate amount of borrowings by the Corporation (including guarantees made by the Corporation) shall be limited to an amount equal to 10% of the value of the Corporation's assets; provided, further, that the Corporation shall not incur any such borrowings subsequent to the issuance of the RP unless S&P advises the Corporation in writing that such borrowings will not adversely affect its then-current rating on the RP.

            12.            Options and Futures Transactions. For so long as the shares of RP are rated by either Moody's or S&P, the Corporation will not purchase or sell futures contracts or related options or engage in reverse repurchase agreement transactions unless Moody's and/or S&P, as the case may be, advise the Corporation in writing that such action or actions will not adversely affect their then-current ratings on the RP.

            13.            Other Restrictions. For so long as the shares of RP are rated by S&P, the Corporation may not (i) engage in transactions involving repurchase obligations which do not constitute Short Term Money Market Instruments, (ii) engage in transactions involving short sales of portfolio securities or (iii) overdraw any bank accounts of the Corporation, unless, in each case, S&P advises the Corporation in writing that such action or actions will not adversely affect its then current ratings on the RP.

PART II.

REMARKETING PROCEDURES

            1.            Remarketing Schedule. Each Remarketing shall take place over a three-day period consisting of the Tender Date, the Dividend Reset Date and the Settlement Date. Such dates or the method of establishing such dates shall be determined by the Board of Directors from time to time.

            2.            Procedure for Tendering. (a)  Each share of RP is subject to Tender and Dividend Reset only at the end of each Dividend Period applicable to such share and may be tendered in a Remarketing only on the Tender Date immediately prior to the end of the current Dividend Period with respect thereto. By 12:00 noon, New York City time, on each such Tender Date, the Remarketing Agent shall, after canvassing the market and considering prevailing market conditions at the time for shares of RP and similar securities, provide Beneficial Owners non-binding indications of Applicable Dividend Rates for the next succeeding 7-day Dividend Period, 49-day Dividend Period and any Optional Dividend Period or designated Special Dividend Period provided that if the next Dividend Period has been designated a Special Dividend Period, the Remarketing Agent will provide to holders thereof a non-binding indication of the Applicable Dividend Rate only for such Special Dividend Period. The actual Applicable Dividend Rate for such Dividend Period may be greater than or less than the rate per annum indicated in such non-binding indications (but not greater than the applicable Maximum Dividend Rate). By 1:00 p.m., New York City time, on such Tender Date, each Beneficial Owner of shares of RP subject to Tender and Dividend Reset must notify the Remarketing Agent of its desire, on a share-by-share basis, either to tender such share of RP at a price of $100,000 per share or to continue to hold such share of RP and elect either a 7-day Dividend Period, a 49-day Dividend Period or a specific available Optional Dividend Period or, if applicable, accept a designated Special Dividend Period, at the new Applicable Dividend Rate for the selected or designated, as the case may be, Dividend Period. Any notice given to the Remarketing Agent to tender or hold shares for a particular Dividend Period shall be irrevocable and shall not be conditioned upon the level at which the Applicable Dividend Rate is established. Any such notice may not be waived by the Remarketing Agent, except that prior to 4:00 p.m., New York City time, on the Dividend Reset Date, the Remarketing Agent may, in its sole discretion (i) at the request of a Beneficial Owner that has tendered one or more shares of RP to the Remarketing Agent, contingently waive such Beneficial Owner's tender and thereby enable such Beneficial Owner to continue to hold the share or shares for a 7-day Dividend Period, 49-day Dividend Period or available Optional Dividend Period or a designated Special Dividend Period as agreed to by such Beneficial Owner and the Remarketing Agent at such time, so long as such tendering Beneficial Owner has indicated to the Remarketing Agent that it would accept the new Applicable Dividend Rate for such Dividend Period, such waiver to be contingent upon the Remarketing Agent's ability to remarket all shares of RP tendered in such Remarketing, and (ii) at the request of a Beneficial Owner that has elected to hold one or more of its shares of RP, waive such Beneficial Owner's election with respect thereto.

            (b)  The right of each Beneficial Owner to tender shares of RP in a Remarketing therefor shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) shares tendered have not been called for redemption and (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered shares of RP at an Applicable Dividend Rate for the next Dividend Period that is not in excess of the Maximum Dividend Rate.

            3.            Determination of Applicable Dividend Rates. (a)  Between 1:00 p.m., New York City time, on each Tender Date and 4:00 p.m., New York City time, on the succeeding Dividend Reset Date, the Remarketing Agent shall determine (i) unless the Board of Directors has designated such next Dividend Period as a Special Dividend Period with respect to all shares subject to Tender and Dividend Reset, the allocation of tendered shares of RP among a 7-day Dividend Period, a 49-day Dividend Period and each available Option Dividend Period, if any, and any Special Dividend Period (provided that, if the Remarketing Agent is unable to remarket on such Dividend Reset Date all such tendered shares in a Remarketing at a price of $100,000 per share, then the Remarketing Agent shall allocate no shares to any Optional Dividend Period of more than 98 days and no share will be assigned to any Special Dividend Period of more than 98 days), and (ii) the Applicable Dividend Rates to the nearest one-thousandth (0.001) of one percent per annum for the next 7-day Dividend Period, the next 49-day Dividend Period and the next Optional Dividend Period or Periods, or the next designated Special Dividend Period, as the case may be. The Applicable Dividend Rates for such Dividend Periods, except as otherwise required herein, shall be the rate per annum which the Remarketing Agent determines, in its sole judgment, to be the lowest rates, giving effect to such allocation, that will enable it to remarket on behalf of the Beneficial Owners thereof all shares of RP tendered to it at a price of $100,000 per share.

            (b)  If no Applicable Dividend Rate shall have been established on a Dividend Reset Date on a Remarketing for a 7-day Dividend Period, a 49-day Dividend Period, or any Optional Dividend Period or Periods or Special Dividend Period, or for any or all of the foregoing, for any reason (other than because there is no Remarketing Agent or the Remarketing Agent is not required to conduct a Remarketing pursuant to the terms of the Remarketing Agreement), then the Remarketing Agent, except during a Non-Payment Period, in its sole discretion, shall, after taking into account market conditions as reflected in the prevailing yields of bond and variable rate taxable and tax-exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock, if necessary, determine the Applicable Dividend Rate or Rates, as the case may be, that would be the initial dividend rate or rates fixed in an offering on such Dividend Reset Date, assuming in each case a comparable dividend period or periods, issuer and security. If there is no Remarketing because there is no Remarketing Agent or the Remarketing Agent is not required to conduct a Remarketing pursuant to the Remarketing Agreement, then, except during a Non-Payment Period, the Applicable Dividend Rate for each subsequent Dividend Period for which no Remarketing takes place because of the foregoing shall be the applicable Maximum Dividend Rate for a 7-day Dividend Period and the next succeeding Dividend Period shall be a 7-day Dividend Period.  In a Remarketing, the Applicable Dividend Rates for different Dividend Periods need not be equal.

            (c)  In determining such Applicable Dividend Rate or Rates, the Remarketing Agent shall, after taking into account market conditions as reflected in the prevailing yields of fixed and variable rate taxable and tax-exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock, in providing non-binding indications of the Applicable Dividend Rates to Beneficial Owners and potential purchasers of shares of RP, (i) consider the number of shares of RP tendered and the number of shares of RP potential purchasers are willing to purchase and (ii) contact by telephone or otherwise current and Potential Beneficial Owners of shares of RP and ascertain the dividend rates at which they would be willing to hold shares of RP.

            (d)  The Applicable Dividend Rate or Rates, as well as the allocation of tendered shares of RP, shall be determined as aforesaid by the Remarketing Agent in its sole discretion (except as otherwise provided in these Articles Supplementary with respect to Applicable Dividend Rates that shall be the Non-Payment Period Rate and Maximum Dividend Rate) and shall be conclusive and binding on Holders and Beneficial Owners.

            (e)  As a condition precedent to purchasing shares of RP in any offering, in any Remarketing or outside any Remarketing, each purchaser of shares of RP shall sign and deliver a Master Purchaser's Letter, the sufficiency of any Master Purchaser's Letter to be determined by the Remarketing Agent in its sole discretion.

(f) Except during a Non-Payment Period, the Applicable Dividend Rate for any Dividend Period shall not be more than the applicable Maximum Dividend Rate.

            4.            Allocation of Shares; Failure to Remarket at $100,000 Per Share. (a)  If the Remarketing Agent is unable to remarket by 4:00 p.m., New York City time, on any Dividend Reset Date all shares of RP tendered to it in the related Remarketing at a price of $100,000 per share (i) each Beneficial Owner that tendered shares of RP for sale shall sell a number of shares of RP on a pro rata basis, to the extent practicable, or by lot, as determined by the Remarketing Agent in its sole discretion based on the number of orders to purchase shares of RP in such Remarketing; and (ii) the next Dividend Period shall be a 7-day Dividend Period for all tendered (or deemed tendered) but unsold shares and for all other shares the Beneficial Owners of which shall have elected or been deemed to have elected to hold such shares for a Dividend Period of more than 98 days; and (iii) the Applicable Dividend Rates for the next 7-day Dividend Period (including the 7-day Dividend Period referred to in the preceding clause (ii)), next 49-day Dividend Period and, if applicable, next Optional Dividend Period or Periods of 98 or fewer days or Special Dividend Period of 98 or fewer days shall be the applicable Maximum Dividend Rates for such Dividend Periods.

            (b)  If the allocation procedures described above would result in the sale of a fraction of a share of RP, the Remarketing Agent shall, in its sole discretion, round up or down the number of shares of RP sold by each Beneficial Owner on such Dividend Reset Date so that each share sold by a Beneficial Owner shall be a whole share of RP and the total number of shares sold equals the total number of shares bought on such Dividend Reset Date.

            5.            Notification of Results; Settlement. (a)  By telephone at approximately 4:30 p.m., New York City time, on each Dividend Reset Date the Remarketing Agent shall advise each Beneficial Owner of tendered shares and each purchaser thereof (or the Agent Member thereof) (i) of the number of shares such Beneficial Owner or purchaser to sell or purchase and (ii) to give instructions to its Agent Member to deliver such shares against payment therefor or to pay the purchase price against delivery as appropriate. The Remarketing Agent will also advise each Beneficial Owner or purchaser that is to continue to hold, or to purchase, shares with Dividend Periods beginning on the Business Day following such Dividend Reset Date of the Applicable Dividend Rates for such shares.

            (b)  In accordance with the Securities Depository's normal procedures, on the Settlement Date, the transactions described above with respect to each share of RP shall be executed through the Securities Depository, if the Securities Depository or its nominee holds or is to hold the certificates relating to the shares to be purchased, and the accounts of the respective Agent Members of the Securities Depository shall be debited and credited and shares delivered by book entry as necessary to effect the purchases and sales of shares of RP and the changes in types of Dividend Periods as determined in the related Remarketing. Purchasers of shares of RP shall make payment to the Paying Agent in same-day funds against delivery to other purchasers or their nominees of one or more certificates representing shares of RP, or, if the Securities Depository or its nominee holds or is to hold the certificates relating to the shares to be purchased, through their Agent Members in same-day funds to the Securities Depository against delivery through their Agent Members by book entry of shares of RP or as otherwise required by the Securities Depository. The Securities Depository shall make payment in accordance with its normal procedures.

            (c)  If any Beneficial Owner selling shares of RP in a Remarketing fails to deliver such shares, the Agent Member of such selling Beneficial Owner and of any other person that was to have purchased shares of RP in such Remarketing may deliver to any such other person a number of whole shares of RP that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares of RP to be so delivered shall be determined by such Agent Member. Delivery of such lesser number of shares of RP shall constitute good delivery.

            (d)  The Remarketing Agent, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to meet the timing requirements set forth in paragraphs (a) and (b) above; provided that, in the event that there is a delay in the occurrence of any delivery or other event connected with a Remarketing, the Remarketing Agent, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to accommodate such delay in furtherance of the Remarketing.

            (e)  Notwithstanding any of the foregoing provisions of this paragraph 5, the Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth above with respect to settlement, provided any such modification does not adversely affect the Beneficial Owners or the Holders of RP or the Corporation.

            6.            Purchase of Shares of RP by Remarketing Agent. The Remarketing Agent may purchase for its own account shares of RP in a Remarketing, provided that it purchases all tendered (or deemed tendered) shares of RP not sold in such Remarketing to other purchasers and that the Applicable Dividend Rate or Rates established with respect to such shares in such Remarketing are no higher than the Applicable Dividend Rate or Rates that would have been established if the Remarketing Agent had not purchased such shares. Except as provided in the previous sentence, the Remarketing Agent shall not be obligated to purchase any shares of RP that would otherwise remain unsold in a Remarketing. If the Remarketing Agent owns any shares of RP subject to a Remarketing immediately prior to a Remarketing and if all other shares subject to such Remarketing and tendered for sale by other Beneficial Owners of shares of RP have been sold in such Remarketing, then the Remarketing Agent may sell such number of its such shares in such Remarketing as there are outstanding orders to purchase that have not been filled by such shares tendered for sale by other Beneficial Owners. Neither the Corporation, the Paying Agent nor the Remarketing Agent shall be obligated in any case to provide funds to make payment to a Beneficial Owner upon such Beneficial Owner's tender of its shares of RP in a Remarketing.

            7.            Applicable Dividend Rate During a Non-Payment Period. So long as a Non-Payment Period shall continue, paragraphs 1, 2, 3, 4, 5 and 6 of this Part II shall not be applicable to any of the shares of RP and the shares of RP shall not be subject to Tender and Dividend Reset.

            8.            Transfers. As a condition precedent to purchasing shares of RP in any offering, in any Remarketing or outside any Remarketing, each purchaser of shares of RP shall be required to sign and deliver a Master Purchaser's Letter, the sufficiency of any Master Purchaser's Letter to be determined by the Remarketing Agent in its sole discretion, in which such purchaser shall agree, among other things, (i) unless the Corporation has elected, during a Non-Payment Period, to waive this requirement, to have its ownership of such shares of RP maintained in book entry form by the Securities Depository, in the account of a designated Agent Member which, in turn, shall maintain records of such purchaser's beneficial ownership, (ii) to be conclusively bound by the remarketing procedures, including the Remarketing Agent's determination of the Applicable Dividend Rates, pursuant to the remarketing procedures, (iii) that its notice to tender shares of RP in a Remarketing will constitute an irrevocable offer, except as set forth in such Master Purchaser's Letter, to sell the shares specified in such notice and authorization to the Remarketing Agent to sell, transfer or otherwise dispose of such shares as set forth herein and (iv) unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, to sell, transfer or otherwise dispose of any share of RP held by it only pursuant to orders placed in a Remarketing therefor or to a person that has signed and delivered a Master Purchaser's Letter as provided herein, and, in the case of any transfer other than pursuant to a Remarketing, to ensure that an Agent Member advises the Remarketing Agent of such transfer. The Agent Member shall be authorized and instructed to disclose to the Remarketing Agent and/or the Paying Agent such information with respect to such purchaser's beneficial ownership as the Remarketing Agent or Paying Agent shall request.

            9.            Miscellaneous. To the extent permitted by applicable law, the Board of Directors of the Corporation may interpret or adjust the provisions hereof to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of Holders or Beneficial Owners of shares of RP and if such inconsistency or ambiguity reelects an incorrect provision hereof then the Board of Directors may authorize the filing of a Certificate of Amendment or a Certificate of Correction, as the case may be.

            10.            Securities Depository; Stock Certificates. (a)  If there is a Securities Depository, an appropriate number of certificates for all of the shares of RP shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Additional certificates may be issued as necessary to represent shares of RP having Optional Dividend Periods or Special Dividend Periods. All such certificates shall bear a legend to the effect that such certificate are issued subject to the provisions contained in these Articles Supplementary and each Master Purchaser's Letter. Unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, the Corporation will also issue stop-transfer instructions to the Paying Agent for the shares of RP. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the Holder, and no Beneficial Owner shall receive certificates representing its ownership interest in such shares.

            (b)  If the Applicable Dividend Rate applicable to all shares of RP shall be the Non-Payment Period Rate or there is no Securities Depository, the Corporation may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 10(a) of this Part II) registered in the names of the Beneficial Owners or their nominees and rescind the stop-transfer instruction referred to in paragraph 10(a) of this Part II with respect to such shares.

            IN WITNESS WHEREOF, DUFF & PHELPS SELECTED UTILITIES INC. has caused these presents to be signed in its name and on its behalf by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledged said instrument to be the corporate act of the Corporation, and stated under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects, all on November 15, 1988.

                                                                        DUFF & PHELPS SELECTED UTILITIES INC.

                                                                        By /s/ Claire V. Hansen
                                                                                     Claire V. Hansen
                                                                                    Chairman

Attest:

/s/ Richard J. Spletzer
 Richard J. Spletzer, Assistant Secretary